UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under §240.14a-12

LENDER PROCESSING SERVICES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

April 9, 2012

Dear Shareholder:

On behalf of the board of directors of Lender Processing Services, Inc., I cordially invite you to attend the annual meeting of shareholders of Lender Processing Services, Inc. The meeting will be held on May 24, 2012 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the board of directors, I thank you for your cooperation.

Sincerely,

Hugh R. Harris

President and Chief Executive Officer

Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Lender Processing Services, Inc.:

Notice is hereby given that the 2012 Annual Meeting of Shareholders of Lender Processing Services, Inc. will be held on May 24, 2012 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. to elect two Class I directors to serve until the 2015 annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year;

3. to approve, by non-binding vote, executive compensation; and

4. to transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors set March 26, 2012 as the record date for the meeting. This means that owners of Lender Processing Services, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Todd C. Johnson

Executive Vice President, General

Counsel and Corporate Secretary

Jacksonville, Florida

April 9, 2012

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Lender Processing Services, Inc. (the “Company” or “LPS”) for use at the Annual Meeting of Shareholders to be held on May 24, 2012 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 9, 2012 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5100.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” “LPS” or the “Company,” are to Lender Processing Services, Inc., a Delaware corporation that was incorporated in December 2007 as a wholly-owned subsidiary of FIS, and its subsidiaries; all references to “FIS,” the “former parent,” or the “holding company” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc. (“Certegy”), and its subsidiaries, that owned all of LPS’s shares until July 2, 2008; all references to “former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy merger described below; all references to “old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of FIS’s shares through November 9, 2006; and all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of old FNF.

Prior to July 2, 2008, the Company was a wholly-owned subsidiary of FIS. In October 2007, the board of directors of FIS approved a plan of restructuring pursuant to which FIS would spin off its lender processing services segment to its shareholders in a tax free distribution. Pursuant to this plan of restructuring, on June 16, 2008, FIS contributed to us all of its interest in the assets, liabilities, businesses and employees related to FIS’s lender processing services operations in exchange for a certain number of shares of our common stock and $1,585.0 million aggregate principal amount of our debt obligations. On July 2, 2008, FIS distributed to its shareholders a dividend of one-half share of our common stock, par value $0.0001 per share, for each issued and outstanding share of FIS common stock held on June 24, 2008, which we refer to as the “spin-off.” Also on July 2, 2008, FIS exchanged 100% of our debt obligations for a like amount of FIS’s existing Tranche B Term Loans issued under its Credit Agreement dated as of January 18, 2007. The spin-off was tax-free to FIS and its shareholders, and the debt-for-debt exchange undertaken in connection with the spin-off was tax-free to FIS.

FIS is the result of the February 2006 merger of Certegy Inc. and former FIS, which we refer to as the Certegy merger. Certegy, Inc. survived the merger and was renamed Fidelity National Information Services, Inc. Prior to the Certegy merger, former FIS was a majority-owned subsidiary of old FNF. Old FNF merged into our former parent in November 2006 as part of a reorganization, which included old FNF’s spin-off of Fidelity National Title Group, Inc. Fidelity National Title Group, Inc. was renamed Fidelity National Financial, Inc. following this reorganization, and we refer to it as FNF.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of LPS common stock as of the close of business on March 26, 2012 are entitled to vote. On that day, 85,671,020 voting shares were issued and outstanding and eligible to vote, and there were 8,028 shareholders of record. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in LPS’s 401(k) plan and employee stock purchase plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to the Executive Chairman of our board of directors and our President and Chief Executive Officer, together and individually, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

On what am I voting?

You will be asked to consider three proposals at the annual meeting.

•	Proposal No. 1 asks you to elect two Class I directors to serve until the 2015 annual meeting of shareholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

•	Proposal No. 3 asks you to approve, by non-binding vote, the Company’s executive compensation.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in LPS’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the two people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•

For Proposal No. 2 regarding the ratification of KPMG LLP and Proposal No. 3 regarding the approval of executive compensation, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes and what effect do they have?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as Proposal No. 2 regarding ratification of auditors. The board of directors has determined that Proposals Nos. 1 and 3 are non-routine matters. Nominees cannot vote on non-routine matters if they do not receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” Accordingly, with respect to Proposals 1 and 3, broker non-votes will not affect the outcome of the vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. For purposes of the Delaware law requirement that Proposal No. 2 and Proposal No. 3 receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will have the effect of a vote against the proposals.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $10,000, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our annual reports and/or proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our transfer agent, Computershare Investor Services (in writing: 250 Royall Street, Canton, Massachusetts 02021; or by telephone: (866) 299-4219). If you participate in householding and wish to receive a separate copy of the 2011 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future annual reports and/or proxy statements, please contact Computershare Investor Services as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

The following paragraphs provide information as of the date of this proxy statement about each nominee for director, and each director continuing in office. The information presented includes their ages, years of service on our board, business experience and service on other public companies’ boards of directors, including any such directorships held during the past five years. We have also included information about each nominee’s and each continuing director’s specific experience, qualifications, attributes or skills that led the board to conclude, at the time we filed our proxy statement in light of our business and structure, that such nominee or continuing director should serve on our board.

Information About the Nominees for Election

The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

Name	Position with LPS	Age(1)	Director Since
David K. Hunt	Director	66	2010
	Chairman of the Compensation Committee, Member of the Audit Committee, Chairman of the Compliance Subcommittee

James K. Hunt	Director	60	2008
	Chairman of the Audit Committee, Member of the Compensation Committee

(1)	As of April 1, 2012.

David K. Hunt. David K. Hunt has served as a director of our Company since February 2010. Since December 2005, Mr. Hunt has been a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc., a provider of corporate spend management and supplier marketing technology for global professional meetings and events, from October 2004 until December 2005. Prior to that, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry, a position he held from May 1999 to October 2004. Mr. Hunt also serves on the board of directors of our former parent, FIS, where he serves as a member of both the audit and compensation committees. In determining that Mr. Hunt should serve as a director, our board considered his long familiarity with our businesses and industry which he acquired as a director of FIS prior to the spin-off. The board also considered Mr. Hunt’s experience on the audit and compensation committees of FIS and his familiarity with the responsibilities of those committees and the issues they consider, which we believe enhances his ability to more effectively serve on the audit and compensation committees of our board.

James K. Hunt. James K. Hunt has served as a director of our Company since May 2008. He served as a director of FIS from April 2006 until the spin-off date. Mr. Hunt has served as Chairman of the Board, Chief Executive Officer and Chief Investment Officer of THL Credit, Inc., an externally-managed, non-diversified closed-end management investment company, and of THL Credit Advisors, a registered investment advisor that provides administrative services to THL Credit, Inc., since April 2010. He has also served as Chief Executive Officer and Chief Investment Officer of THL Credit Group, L.P., which provides capital to public and private companies for growth, recapitalizations, leveraged buyouts and acquisitions, since May 2007. THL Credit Advisors, THL Credit, Inc. and THL Credit Group, L.P. are each affiliates of Thomas H. Lee Partners, L.P. Previously, Mr. Hunt co-founded and was CEO and Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. Prior to founding Bison Capital, Mr. Hunt was the President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments (subsequently, AIG SunAmerica). Mr. Hunt also serves as a director of THL Credit, Inc., and formerly served on the boards of Primus Guaranty, Ltd. and our former parent FIS. In determining that Mr. Hunt should serve as a director, our board considered his experience in managing financial services companies and in capital markets. The board also considered Mr. Hunt’s experience in overseeing the management of significantly leveraged companies in which his private equity firms have invested, and his ability to understand the issues we may face as a result of our significant debt under our credit agreement and senior notes.

Information About Our Directors Continuing in Office

Term Expiring in 2013

Name	Position with LPS	Age(1)	Director Since
Alvin R. (Pete) Carpenter	Director	70	2009
	Lead Director, Chairman of the Corporate Governance and Nominating Committee, Member of the Compensation Committee

Hugh R. Harris	Director	61	2011
	President and Chief Executive Officer

(1)	As of April 1, 2012.

Alvin R. (Pete) Carpenter. Mr. Carpenter has served as a director of our Company since April 2009 and as our lead director since February 2010. Mr. Carpenter retired from CSX Corporation (“CSX”) in February 2001, where he had served as Vice Chairman from July 1999 until his retirement. From 1962 until February 2001, he held a variety of positions with CSX, including President and Chief Executive Officer of CSX Transportation, Inc. from 1992 to July 1999, and Executive Vice President – Sales and Marketing of CSX Transportation, Inc. from 1989 to 1992. Mr. Carpenter also serves on the boards of directors of PSS World Medical, Inc., Regency Centers Corporation and Stein Mart, Inc., and previously served on the boards of Barnett Bank, Inc., Nations Bank and Florida Rock Industries, Inc. In determining that Mr. Carpenter should serve as a director, our board considered Mr. Carpenter’s extensive experience operating a complex and decentralized business organization. The board also considered Mr. Carpenter’s experience serving on the boards of banking companies, which helps him to understand our customers and industry, and his service on other public company boards of directors and their committees, which we believe enhances his ability to more effectively serve on our board of directors and the committees on which he serves.

Hugh R. Harris. Mr. Harris has served as our President and Chief Executive Officer and served as our director since October 2011. Prior to joining the Company, Mr. Harris had been retired since July 2007. Before his retirement, Mr. Harris served as President of the Financial Services Technology division at old FNF and then FIS, the Company’s former parent, from April 2003 until July 2007. Prior to joining old FNF, Mr. Harris served in various roles with HomeSide Lending Inc. from 1983 until 2001, including as President and Chief Operating Officer and later as Chief Executive Officer. In determining that Mr. Harris should serve as a director, our board considered his ability to provide insight into the day-to-day operations of the Company and our industry as a result of his position as President and Chief Executive Officer. They also considered the deep knowledge and understanding of our operations and our industry that Mr. Harris obtained through his service in leadership positions with old FNF, FIS and HomeSide Lending Inc.

Term Expiring 2014

Name	Position with LPS	Age(1)	Director Since
Lee A. Kennedy	Director	61	2008
	Executive Chairman of the Board

Philip G. Heasley	Director	62	2009
	Member of the Compensation Committee and the Corporate Governance and Nominating Committee

Susan E. Lester	Director	55	2010
	Member of the Audit Committee, the Corporate Governance and Nominating Committee and the Compliance Subcommittee

(1)	As of April 1, 2012.

Lee A. Kennedy. Lee A. Kennedy has served as a director of our Company since May 2008, as Chairman of our Board since March 2009, and as our Executive Chairman since September 2009. Mr. Kennedy also served as our President and Chief Executive Officer from July 2011 until October 2011 while the board conducted a search for a permanent president and chief executive officer following the resignation of Jeffrey S. Carbiener from that position. Mr. Kennedy also served as Chairman of Ceridian Corporation from January 2010 until July 2011, and served as interim Chief Executive Officer of Ceridian from January 2010 until August 2010. Mr. Kennedy served as President and Chief Executive Officer of our former parent FIS from the time of the Certegy merger in February 2006 until October 2009, and as Executive Vice Chairman of FIS from October 2009 until March 2010. Prior to the Certegy merger in February 2006, Mr. Kennedy had served as the Chief Executive Officer of Certegy since March 2001 and as the Chairman of Certegy since February 2002. Prior to that, he served as President, Chief Operating Officer and a director of Equifax Inc., a provider of consumer credit and other business information, from June 1999 until Certegy was spun off from Equifax in June 2001. Mr. Kennedy has served on the boards of directors of FIS and Equifax Inc. in the past five years. In determining that Mr. Kennedy should serve as a director, our board considered the deep knowledge and understanding of our operations and our industry he gained as President and Chief Executive Officer of our former parent. The board also believes that, as a result of Mr. Kennedy’s longtime service as a leader of a complex business organization, he can provide the board with valuable insight into the challenges the Company may face as it grows and continues to operate in a regulated industry.

Philip G. Heasley. Philip G. Heasley has served as a director of our Company since March 2009. Mr. Heasley has served as the President and CEO of ACI Worldwide, Inc., a global provider of electronic payment solutions to financial institutions, since May 2005. From 2003 until May 2005, he served as Chairman and Chief Executive Officer of Paypower LLC. Prior to that, Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from 2000 to 2003. Before First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and two years as President and Chief Operating Officer. Mr. Heasley served on the board of directors of FNF from October 2005 until March 2009, and served on the board of old FNF from 2000 until it was merged into FIS in November 2006. Mr. Heasley also serves as a director of ACI Worldwide, Inc. and Tier Technologies, Inc., and formerly served on the boards of Kinterra, Inc. and Ohio Casualty Corporation. In addition, since April 2008, Mr. Heasley has also served on the National Infrastructure Advisory Council, which provides advice to the President of the United States, through the Secretary of Homeland Security, on the security of the critical infrastructure sectors and their information systems. In determining that Mr. Heasley should serve as a director, our board considered his experience as chief executive of a company that provides technology services to financial institutions and his experience as an executive of large financial institutions, and his resulting ability to understand our customer base and the unique issues surrounding those relationships. In addition, the board considered Mr. Heasley’s historical understanding of certain of our businesses which were formerly old FNF businesses, which he acquired as a director of old FNF.

Susan E. Lester. Susan E. Lester has served as a director of our Company since December 2010, and has been a private investor since May 2002. Ms. Lester served as Chief Financial Officer of Homeside Lending, Inc., a mortgage bank, from October 2001 to May 2002. Prior to that, Ms. Lester served as Chief Financial Officer of U.S. Bancorporation, a commercial bank, from February 1996 to May 2000. Ms. Lester also serves as a director of PacWest Bancorp and Arctic Cat Inc. In determining that Ms. Lester should serve as a director, our board considered her high level of financial expertise and extensive knowledge of accounting issues and senior leadership, which we believe provide a strong foundation for her service on our Audit Committee. Our board also considered her significant experience working for and knowledge of banking organizations, which helps her to understand our customers and our industry.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that our board shall consist of not less than one nor more than fourteen directors. Our board determines the number of directors within these limits, and the current number of directors is set at seven. Our directors are divided into three classes, each class as nearly equal in number as possible. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified.

At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the board for a three-year term expiring in 2015:

David K. Hunt

James K. Hunt

The board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of LPS and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The audit committee has engaged KPMG LLP to audit the consolidated financial statements of the Company for the 2012 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2011 and 2010, we were billed the following fees by KPMG:

	2011	2010
	(In thousands)	(In thousands)
Audit Fees	$1,723	$1,545
Audit-Related Fees	404	265
Tax Fees	4	4
All Other Fees	210	—

Audit Fees. Audit fees consisted principally of fees for the audits and other filings related to the Company’s 2011 and 2010 audits, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees. Audit-related fees in 2011 and 2010 consisted principally of fees for SOC 1 attestations, including billings for out-of-pocket expenses incurred.

Tax Fees. Tax fees in 2011 and 2010 consisted principally of fees for preparation of the Form 5500 for the Company’s health and welfare benefit plan.

All Other Fees. Other fees in 2011 consist principally of fees for advisory services.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. The audit committee has adopted policies and procedures for pre-approving all work performed by KPMG. Specifically, the audit committee has pre-approved the use of KPMG for specific types of services subject to maximum amounts set by the committee. Additionally, specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting. Any other services are required to be pre-approved by the audit committee.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 annual meeting of our shareholders, our shareholders voted on a non-binding, advisory basis, and selected an annual frequency for votes on the compensation paid to our named executive officers. As a result, our Board has decided to submit our executive compensation to our shareholders on an annual basis. Accordingly, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis and Executive and Director Compensation,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and strong performance in the face of a challenging operational, legal and regulatory environment, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the compensation committee of our board and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following table is based on 85,671,020 shares of voting LPS common stock outstanding as of March 26, 2012. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

Name	Number of Shares Beneficially Owned		Percent of Class
Blackrock, Inc.	5,542,924	(1)	6.5%
Highfields Capital Management LP	7,342,828	(2)	8.6%
Invesco Ltd.	5,217,384	(3)	6.1%
Shapiro Capital Management, LLC	5,728,802	(4)	6.7%

(1)

According to a Schedule 13G/A filed February 13, 2012, Blackrock, Inc., whose address is 40 East 52nd Street, New York, New York 10022, is deemed to be the beneficial owner of 5,542,924 shares as a result of various of its subsidiaries having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s shares. None of those subsidiaries is indicated as individually holding five percent or greater of the Company’s shares.

(2)

According to a Schedule 13G/A filed February 14, 2012, Highfields Capital Management LP, whose address is John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston Massachusetts 02116, as well as Highfields GP LLC, Highfields Associates LLC and Jonathon S. Jacobson, may be deemed to be the beneficial owners of 7,342,828 shares owned by certain Highfields Capital funds. Of those funds, only Highfields Capital III L.P., which owns 4,828,432 shares, owns more than 5% of the Company’s outstanding shares.

(3)

According to a Schedule 13G filed February 13, 2012, Invesco Ltd., whose address is 1555 Peachtree Street NE, Atlanta, Georgia 30309, is deemed to be the beneficial owner of 5,217,384 shares as a result of certain of its investment advisor subsidiaries holding the Company’s shares. Of those subsidiaries, only Invesco Canada Ltd., which holds 5,207,653 shares, holds more than 5% of the Company’s outstanding shares.

(4)

According to a Schedule 13G filed February 3, 2012, Samuel R. Shapiro and Shapiro Capital Management, LLC, whose address is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305, may be deemed to be the beneficial owners of 5,728,802 shares, as a result of Shapiro Capital Management, LLC acting as investment advisor to various clients. Of those shares, Mr. Shapiro held 20,000 shares for his own account. Mr. Shapiro is the chairman, a director and majority shareholder of Shapiro Capital Management, LLC.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock as of the record date by:

•	each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Name	Number of Shares Owned		Number of Options(1)	Total	Percent of Total
Alvin R. (Pete) Carpenter	27,700		21,067	48,767	*
Hugh R. Harris	191,200		—	191,200	*
Philip G. Heasley	10,700		25,100	35,800	*
David K. Hunt	13,646	(2)	11,100	24,746	*
James K. Hunt	13,650		51,756	65,406	*
Lee A. Kennedy	310,223	(3)	255,834	566,057	*
Susan E. Lester	9,840		4,567	14,407	*
Joseph M. Nackashi	112,990		231,216	344,206	*
Daniel T. Scheuble	213,613		711,534	925,147	1.1
Thomas L. Schilling	104,631		54,934	159,565	*
Jeffrey S. Carbiener	331,354		1,596,600	1,927,954	2.2
John F. Farrell, Jr.	12,912		25,100	38,012	*
Eric D. Swenson	119,812		672,600	792,412	*
All directors and officers (12 persons)**	1,138,949		1,679,655	2,818,604	3.2

*	Represents less than 1% of our common stock.
**

Mr. Swenson ceased to serve as an officer of the Company on March 31, 2011; Mr. Carbiener ceased to serve as an officer and director of the Company on July 6, 2011; and Mr. Farrell ceased to serve as a director of the Company on December 31, 2011. Accordingly, shares and options held by them are not included in the holdings of all directors and officers as a group.

(1)

Represents shares subject to stock options that are exercisable on March 26, 2012 or become exercisable within 60 days of March 26, 2012. All of Mr. Swenson’s options vested in connection with his departure from the Company in April 2011. Accordingly, all options held by Mr. Swenson are included in these amounts.

(2)	Included in this amount are 750 shares held by Mr. Hunt’s spouse.
(3)	Included in this amount are 129 shares held by Mr. Kennedy’s children.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with LPS	Age
Lee A. Kennedy	Executive Chairman of the Board	61
Hugh R. Harris	President and Chief Executive Officer	61
Thomas L. Schilling	Executive Vice President and Chief Financial Officer	49
Daniel T. Scheuble	Executive Vice President and Chief Operating Officer	53
Todd C. Johnson	Executive Vice President, General Counsel and Corporate Secretary	46
Joseph M. Nackashi	Executive Vice President and Chief Information Officer	48
Christopher P. Breakiron	Senior Vice President and Chief Accounting Officer	45

Thomas L. Schilling has served as our Executive Vice President and Chief Financial Officer since October 2010. Prior to joining the Company, Mr. Schilling was with USA Mobility, Inc., a provider of paging products and other wireless services to the business, government and health care sectors, where he served as Chief Financial Officer from January 2005 until October 2010 and as Chief Operating Officer from October 2007 to October 2010. Prior to joining USA Mobility, Mr. Schilling served as the Chief Financial Officer of Cincinnati Bell, Inc. from 2002 to August 2003.

Daniel T. Scheuble served as our Executive Vice President and Co-Chief Operating Officer from the spin-off until April 2011, and has served as our sole Chief Operating Officer since April 2011. He served as Executive Vice President of the Mortgage Processing Services division of FIS from April 2006 until the spin-off date. Mr. Scheuble joined former FIS in 2003 as Chief Information Officer of the Mortgage Servicing Division. Before joining former FIS, Mr. Scheuble was Chief Information Officer at GMAC Residential and prior to that, he was the Executive Vice President and Chief Information Officer of Loan Operations for HomeSide Lending.

Todd C. Johnson has served as our Executive Vice President, General Counsel and Corporate Secretary since the spin-off. Prior to the spin-off date, he had served as Assistant General Counsel and Corporate Secretary of FIS since February 2006 and of FNF since October 2005. Mr. Johnson also served as Assistant General Counsel and Corporate Secretary of old FNF from July 2003 until November 2006. Prior to joining old FNF, Mr. Johnson was a partner in the Corporate and Securities practice group of Holland & Knight LLP.

Joseph M. Nackashi has served as our Executive Vice President and Chief Information Officer since the spin-off. Prior to the spin-off date, he had served as Senior Vice President and Chief Technology Officer of FIS since the merger with Certegy in February 2006. Prior to that, Mr. Nackashi had served as Senior Vice President and Chief Technology Officer of old FIS and its predecessor, ALLTEL Information Services, Inc., since 2000.

Christopher P. Breakiron is our Senior Vice President and Chief Accounting Officer. He served as Vice President of Financial Planning and Analysis of FIS from September 2006 until the spin-off date. Prior to joining FIS, Mr. Breakiron had served as Senior Vice President and Controller, International Card Services of Certegy since 2002.

COMPENSATION DISCUSSION AND ANALYSIS

AND EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Our named executive officers for 2011 are named below. In this compensation discussion and analysis, we discuss the compensation objectives and decisions, and the rationale behind those decisions, relating to the compensation we provided to our named executive officers in 2011.

Name	Position
Lee A. Kennedy	Executive Chairman of the Board*
Hugh R. Harris	President and Chief Executive Officer*
Thomas L. Schilling	Executive Vice President and Chief Financial Officer
Daniel T. Scheuble	Executive Vice President and Chief Operating Officer**
Joseph M. Nackashi	Executive Vice President and Chief Information Officer
Jeffrey S. Carbiener	President and Chief Executive Officer*
Eric D. Swenson	Executive Vice President and Co-Chief Operating Officer**

*

Jeffrey S. Carbiener served as our President and Chief Executive Officer until he resigned from those positions on July 6, 2011 for health-related reasons. At that time, Lee A. Kennedy was appointed to serve as

President and Chief Executive Officer, in addition to his position as Executive Chairman, until our board could identify and appoint a permanent replacement. Hugh R. Harris was appointed to serve as our President and Chief Executive Officer on October 5, 2011, and Mr. Kennedy’s duties were reduced to solely those of our Executive Chairman.

**

Daniel T. Scheuble and Eric D. Swenson both served as Executive Vice President and Co-Chief Operating Officer until March 31, 2011. At that time, the board appointed Mr. Scheuble to serve as our sole Executive Vice President and Chief Operating Officer, and Mr. Swenson ceased to serve as an officer of the Company.

Our Business Environment

We are a provider of integrated technology and services to the mortgage lending industry. We offer a suite of solutions across the mortgage continuum, including technology applications, data, analytics, loan facilitation services and default management services, and have market leading positions in mortgage processing and default management services in the U.S. Our technology solutions include our mortgage processing system, which automates all areas of loan servicing, from loan setup and ongoing processing to customer service, accounting and reporting, as well as our Desktop system, which is a middleware enterprise workflow management application designed to streamline and automate business processes. Our loan transaction services include our default management services, which are used by mortgage lenders, servicers and other real estate professionals to reduce the expense of managing defaulted loans, and our loan facilitation services, which support most aspects of the closing of mortgage loan transactions by national lenders and loan servicers. We provide our solutions to many of the top 50 U.S. banks, as well as a number of other financial institutions, mortgage lenders, mortgage loan servicers, and other real estate professionals. We employ more than 8,000 employees.

During 2011, we faced significant headwinds and uncertainty as a result of the continued economic downturn, particularly as it relates to the housing market. Our loan facilitation businesses and some of our technology and data businesses are directly impacted by the volume of mortgage originations, and refinancing originations in particular. The Mortgage Bankers Association, or MBA, estimates that refinancing origination volumes declined by 22% in 2011 from 2010 levels. Although this decline in volume had an adverse impact on our results of operations in 2011, we were able to outperform the overall refinancing origination market and experienced only a 14.6% decline in revenue from our loan facilitation services.

In addition, in 2011 revenues in our default services businesses and our Desktop business were adversely impacted by a significant slowdown in the foreclosure process. The slowdown has been caused by various pieces of government legislation aimed at mitigating the current downturn in the housing market as well as heightened legal and regulatory scrutiny of all parties involved in the mortgage industry, particularly with respect to the foreclosure process. In late 2010 and early 2011, the federal banking agencies conducted reviews of the default and foreclosure processes at a number of large banks and the related services provided by their third party service providers. Following these reviews, in April 2011, the nation’s 14 largest banks and certain service providers, including us, entered into consent orders with the banking agencies. The consent orders further slowed the pace of foreclosure starts and processing during 2011 as the banks and their service providers began to work through complying with their requirements. Lenders also delayed processing foreclosures as they tried to work out a settlement to an investigation conducted by the attorneys general of all 50 states. As a result of these factors, default notices as reported by RealtyTrac, which we believe is the best independent measure of foreclosure volumes, declined 30.1% in 2011 when compared to 2010. However, LPS was able to outperform the overall foreclosure market and limited the impact to the revenue in our default services to a 23% year-over-year decline.

Although the industry challenges we faced, as well as the overhang from ongoing litigation and inquiries into certain business processes in our default operations, led to a significant decline in our stock price and a negative shareholder return of (48)% for 2011, our management team made significant progress in 2011, including:

•

Generating revenue of $2.1 billion while maintaining a strong operating margin and adjusted free cash flow of $381 million. We use each of these metrics as performance measures in our compensation programs.

•	Outperforming the market metrics described above.

•

Continuing to attract new customers and deepen our relationships with existing customers. Management signed seven new customers to our mortgage servicing platform, which we call MSP, and 15 new customers to our Desktop platform. In fact, by the end of 2011, 18 of the top 20 mortgage institutions were using our MSP and/or Desktop technologies.

•

Significantly reducing our risk profile following an independent risk review conducted by a highly respected risk advisory firm by strengthening our default services processes and exiting underperforming and non-strategic businesses.

•	Hiring Hugh R. Harris, a mortgage industry veteran, as our new President and Chief Executive Officer and realigning our management team under his leadership.

•	Removing $40 million of annual operating expenses.

•	Making headway with respect to our outstanding litigation.

Mr. Harris and our entire management team are deeply committed to our customers, our shareholders and our employees, and are focused on creating shareholder value in 2012 and beyond.

CEO Transition and Retention of Key Talent

In addition to the operational challenges described above, our board and our executive team led the Company through a management transition during 2011. On July 6, 2011, Jeffrey S. Carbiener stepped down from his position as our President and Chief Executive Officer for significant health-related reasons, although he continues to serve as an advisor to our board of directors. Fortunately, Lee A. Kennedy, our Executive Chairman, was able and willing to step into the role of President and CEO for an interim period in order to allow our board time to conduct an extensive search for a qualified permanent chief executive. During his tenure as President and CEO, our board tasked Mr. Kennedy with reinforcing confidence with our shareholders and employees, reassuring our customers that LPS will serve their needs for the long-term and working with our board to hire a highly qualified and capable permanent chief executive.

After an extensive search, on October 5, 2011 the board hired Hugh R. Harris to serve as our President and Chief Executive Officer. Mr. Harris brought with him a deep knowledge and understanding of our operations and our industry obtained through his service in leadership positions with Fidelity National Financial, Inc., Fidelity National Information Services, Inc. and HomeSide Lending Inc. He also had an immediate rapport with our management team, many of whom he had previously worked with, and is trusted by our customers.

During the period of transition following Mr. Carbiener’s resignation from his executive position, our board and Mr. Kennedy became concerned that LPS was at risk of losing some of its key executive talent. Given the difficult challenges faced by LPS, our board believed it was imperative to take action to ensure that we could retain the executives who were successfully navigating the Company through these complicated economic, legal and regulatory issues, particularly because many of our executives possess unique skill sets that are highly valued and sought after by our customers and competitors. As a result, our board, our compensation committee and Mr. Kennedy acted with due diligence to implement various retention incentives to hold on to our most valued talent in spite of alternative employment opportunities that were being presented.

Our Compensation Programs are Driven by Our Business Objectives

We believe that our executive compensation programs are structured in the best manner possible to support our company and to achieve our business objectives. For 2011, our executive compensation approach was designed to:

•	Pay for Performance: Our compensation committee designed our compensation programs so that a substantial portion of our executives’ compensation is tied to our performance. The committee tied performance goals to our cash-based annual incentive plan, our performance-based restricted stock awards and some of our retention programs to make pay-for-performance the key driver of the compensation levels achieved by our named executive officers. For 2011, our corporate performance measures included revenue, EBIT (GAAP operating income, adjusted for the impact of certain non-recurrent adjustments), free cash flow, market share gains, and operating margin. These performance measures are key components in the way we and our investors view our operating success and are highly transparent and objectively determinable. In addition, the target compensation value for our stock options is dependent upon a material increase in our stock price. The target level of pay our compensation committee sets for each named executive officer is influenced by the executive’s leadership abilities, scope of responsibilities, experience, effectiveness and individual performance achievements.

•

Long-term Focus: Long-term incentives are the largest component of our named executive officers’ total compensation and are designed to drive our long-term strategic business objectives and increase shareholder value over the long term.

•

Management Retention: The compensation committee took action to retain key management in order to ensure the Company’s ability to successfully navigate the current challenges and to provide for a smooth transition of chief executive leadership.

•

Competitiveness: Total compensation is intended to be competitive in order to attract, motivate, and retain highly qualified and effective executives who will deliver superior performance that builds shareholder value over the long term. Retaining key executives was especially important during 2011 given the unusual circumstances we faced.

•

Incentive Pay Balance: The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. Long-term incentive compensation opportunities should significantly outweigh short-term cash-based opportunities. Annual objectives should be compatible with sustainable long-term performance.

•

Risk Assumption and Shareholder Alignment: We place a strong emphasis on delivering long-term results for our shareholders and customers and discouraging excessive risk-taking by our executive officers.

We think the most effective way of accomplishing these objectives is to provide our named executive officers with enough fixed compensation in the form of base salary to deter excessive risk-taking, while providing them with sufficient opportunities in the form of variable compensation that is linked to our annual and long-term strategic goals to align their interests with those of our shareholders. We believe it is important to deliver strong results for our shareholders and customers, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

Compensation Governance

Our compensation committee takes a proactive approach to compensation governance. The committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the Company and our shareholders. As part of this process, we review compensation trends and practices, including the governance standards promulgated by Institutional Shareholder Services and Glass Lewis, with the goal of improving our approach to executive compensation. We have made numerous improvements to our compensation governance over the past few years, including:

•	Increasing the stock ownership guideline for our CEO to six times base salary.

•	Adopting a 6-month holding period for 50% of the after-tax shares acquired through restricted stock vestings.

•	Adopting a policy to “clawback” any overpayments of compensation, whether cash or equity-based, that were attributable to a material misstatement of financial results.

•

Eliminating provisions in employment agreements that provided for tax gross-ups for compensation paid due to a change in control and for modified single trigger severance payment arrangements related to a change in control. It should be noted that our executives voluntarily agreed to these changes. The committee also adopted a policy that no new employment agreements will provide for tax gross-ups for compensation paid as a result of a change in control.

•	Adopting performance-based vesting conditions for our restricted stock grants.

•	Prohibiting re-pricing of our stock options.

•

Requiring that the payment of dividends on our restricted stock awards be subject to the same vesting requirements that are applicable to the restricted stock, i.e., no payment of dividends until the restricted stock vests.

•	Using a shorter expiration period of seven years for our stock options.

•	Adopting a policy that our annual awards of stock options and restricted stock will utilize a vesting schedule of at least three years.

•	Except during the interim period discussed above, maintaining a separate chief executive officer and chairman of the board, and having an independent lead director.

•	Completing an annual compensation risk assessment, as required by the rules of the SEC.

•	Using an independent compensation consultant who reports solely to the compensation committee and does not provide separate services to management.

•

Continuing to utilize employment agreements with our named executive officers that do not contain multi-year guarantees for salary increases, non-performance based bonuses or minimum annual equity compensation values.

Stock Ownership Guidelines

Our seven executive officers are heavily invested in the success of LPS. Collectively, they own approximately 1.1 million shares of LPS stock worth about $27 million (based on a closing price of $25.37 on March 26, 2012). In addition, these officers hold approximately 2.5 million stock options. It is important to note that, although stock options are reported as compensation in the Summary Compensation Table, our executives do not recognize the targeted compensation value of their stock options unless our stock price rises by a material amount. In fact, other than Mr. Harris, whose options were awarded in October 2011 at the time of his hire, currently only Mr. Scheuble and Mr. Nackashi hold stock options that are in the money and the value of those options is only $342,424 and $20,545 (based on a closing price of $25.37), respectively. The fact that our executives hold such a large investment in LPS is part of our company culture and our compensation philosophy. Their sizable holdings in LPS stock places their interests directly in line with the long-term success of our company, our customers, and our shareholders.

We established formal stock ownership guidelines in August 2008 for all corporate officers, including our named executive officers, and members of our board, to encourage those individuals to hold a multiple of their base salary (or annual retainer) in our common stock. The guidelines call for an executive or director to reach the ownership multiple within four years. Shares of restricted stock and unrealized gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value
Chief Executive Officer	6 × base salary
Chairman	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

As of March 26, 2012, each of our named executive officers met the requirements of the stock ownership guidelines based on a closing price of $25.37. The compensation committee may consider the guidelines and an executive’s satisfaction of those guidelines in determining executive compensation.

Role of Compensation Committee and Executive Officers in Determining Executive Compensation

Our compensation committee is responsible for approving and monitoring the compensation of our named executive officers. Our President and Chief Executive Officer plays an important role in determining executive compensation levels by making recommendations to our compensation committee regarding salary adjustments and incentive awards for the other executives. These recommendations are based on a review of an executive’s performance and job responsibilities and potential future performance. Our President and Chief Executive Officer sometimes consults with our Executive Chairman when making these recommendations. Our compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. Our President and Chief Executive Officer and our Executive Chairman do not make recommendations to the compensation committee with respect to their own compensation.

Role of Compensation Consultants

To further the objectives of our compensation program, the compensation committee engaged Strategic Compensation Group, LLC, an independent compensation consultant, to conduct annual reviews of our compensation programs for many of our key executives, including Messrs. Kennedy, Schilling, Scheuble, Nackashi and Carbiener, and to advise the committee on any executive compensation matters that may arise throughout the course of the year. Strategic Compensation Group was selected by our compensation committee, reports directly to the committee, receives compensation only for services provided to the committee and does not provide other services to us. Strategic Compensation Group provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our key executives, including the named executive officers.

Strategic Compensation Group conducted an annual review of our executive compensation program during the first quarter of 2011, and made recommendations to the compensation committee with respect to our executives’ base salaries and annual cash incentive program in March 2011, and with respect to long-term equity incentives in May 2011. At the request of the compensation committee, in conducting its review, Strategic Compensation Group gathered marketplace data on compensation, including base salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix for each executive officer’s position. The compensation committee did not limit its consultant’s discretion in selecting the surveys and peer group companies contained in this marketplace data. The compensation analysis conducted by Strategic Compensation Group during the first quarter did not relate to Mr. Swenson’s compensation because it was contemplated that Mr. Swenson would be leaving the Company. It also did not specifically include a review of Mr. Harris’ compensation because he did not join the Company until October 2011, although Strategic Compensation Group did review chief executive officer compensation at that time.

Following its review of marketplace data, Strategic Compensation Group made recommendations for 2011 compensation amounts for Messrs. Kennedy (in his position as Executive Chairman), Carbiener, Schilling, Scheuble and Nackashi, including alternatives for the committee to consider. As part of this process in 2011, the consultant was instructed to first provide its recommendations to David K. Hunt, the chairman of the compensation committee, and to Mr. Carbiener (other than with respect to Mr. Carbiener’s own compensation). Mr. Carbiener had telephonic meetings with representatives of Strategic Compensation Group regarding the compensation of the other executive officers (including Messrs. Schilling, Scheuble and Nackashi). Mr. Carbiener did not discuss his own compensation with the consultant. Strategic Compensation Group discussed Mr. Carbiener’s compensation only with the committee. Following its discussions with the committee chairman and Mr. Carbiener, Strategic Compensation Group presented its evaluation and recommendations to the full committee.

In July 2011, Strategic Compensation Group also assisted the compensation committee as it considered the compensation to be paid to Mr. Kennedy during his interim role as President and Chief Executive Officer, which was anticipated to be from July 2011 through June 2012. At the request of the committee, Strategic Compensation Group considered the marketplace data it had previously gathered and made recommendations to the compensation committee on 2011 compensation amounts for Mr. Kennedy with alternatives for the committee to consider. With respect to Mr. Kennedy’s compensation, the committee also instructed Strategic Compensation Group to consider Mr. Carbiener’s compensation as President and CEO as well as amounts that would have been payable to Mr. Kennedy for his service as chief executive officer and as chairman of Ceridian Corporation, which Mr. Kennedy forfeited as a result of resigning from Ceridian following his interim appointment as our President and Chief Executive Officer. Strategic Compensation Group first provided its recommendations to the committee chairman, and subsequently to the full committee. The recommendations were not discussed with Mr. Kennedy.

The board identified Mr. Harris as the leading candidate to become our President and Chief Executive Officer in late September 2011 and, at that time, the compensation committee instructed Strategic Compensation Group to use the marketplace and other data utilized in its annual review of our executives’ compensation and make recommendations on a range of possible alternatives for Mr. Harris’ compensation. Because Mr. Harris was a new hire as our President and Chief Executive Officer, Strategic Compensation Group made initial recommendations to Mr. Hunt, the committee chairman, with respect to proposed 2011 compensation amounts and the terms of an employment agreement for Mr. Harris, with alternatives for the committee to consider. Mr. Hunt then instructed Mr. Kennedy and our Senior Vice President of Human Resources to negotiate the specific terms of Mr. Harris’ compensation within the range of alternatives approved by the committee. During the negotiations with Mr. Harris, the committee requested that Strategic Compensation Group provide additional advice and information on various matters relating to the terms of Mr. Harris’ compensation arrangements.

At the direction of the compensation committee, members of management, including the Chief Financial Officer, the General Counsel, the Senior Vice President of Human Resources and the Assistant Corporate Secretary, assist Strategic Compensation Group to gather financial information about the Company and stock ownership information for the Company’s executives for inclusion in the consultant’s reports to the committee, and coordinate with the committee’s chairman and the representatives of Strategic Compensation Group in preparing the committee’s meeting agendas. The Chief Financial Officer also assists Strategic Compensation Group with the setting of performance targets for the Company’s incentive plans.

Strategic Compensation Group also assists the compensation committee in its review of the risks to the Company of its compensation policies and practices for all employees. The compensation committee may give specific additional assignments to its consultant, or may ask for the consultant’s assistance when it is considering a special or one-time compensation arrangement. For example, in 2011 the compensation committee requested that its consultant provide advice on the structure of long-term retention awards for certain executives, including Messrs. Schilling, Scheuble and Nackashi, in light of the significant challenges facing the Company and the turnover in chief executives during 2011. In addition, members of the compensation committee may have discussions with the consultant between meetings as specific questions arise.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers, customers and competitors to attract and retain highly skilled executives within that industry. Our compensation committee believes that retention of these individuals is particularly important in order to lead the Company through the challenges it faces as a result of the difficult conditions in the Company’s core markets and the legal and regulatory scrutiny it is experiencing. In order to attract talented executives with the experience, leadership abilities and skills necessary for building long-term shareholder value in this challenging environment, motivate our executives to continue to perform at a high level, reward outstanding achievement and retain our key executives over the long-term, our compensation committee sets total compensation at levels it determines to be competitive in our market.

To assist the compensation committee in determining 2011 compensation levels, Strategic Compensation Group gathered for the committee’s consideration marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives and pay mix. Strategic Compensation Group used three different marketplace data sources: (1) a marketplace survey published by Towers Watson (which we refer to as the Towers Watson Survey) (2) a general industry survey provided by Kenexa (which we refer to as the General Industry Survey), and (3) a study group of 20 publicly-traded companies (which we refer to as the Study Group).

The Towers Watson Survey contains compensation data relating to base salary, annual incentive and equity compensation (as well as a total of these three components) on a position-by-position basis for approximately 300 companies. The compensation committee reviewed the Towers Watson Survey information for the positions that the Company’s named executive officers hold, and applied a formula contained in the survey that allows for the adjustment of the survey’s compensation amounts to take into account differences in revenues between the survey companies and the Company. The committee also reviewed the General Industry Survey, which consisted of approximately 60 publicly traded general industry companies within a revenue range of $2 billion to $4 billion, for compensation levels with respect to base salary, annual incentives, equity compensation, pension, deferred compensation, and the total of the foregoing, as well as pay mix, on a position-by-position basis. With respect to their review of Mr. Kennedy’s compensation as Executive Chairman, the review of the General Industry Survey information was limited to those companies with a similar position. Strategic Compensation Group provided information to the compensation committee on the 50th and 75th percentile levels of total compensation (consisting of salary, target annual incentive and equity grants) for these two surveys, as well as the 90th percentile level from the General Industry Survey for the roles of chief executive officer, chief financial officer and chief operating officer.

The Study Group included:

•	Adobe Systems Incorporated

•	Alliance Data Systems Corp.

•	Autodesk, Inc.

•	BMC Software, Inc.

•	Broadridge Financial Solutions, Inc.

•	CA, Inc.

•	Citrix Systems, Inc.

•	Cognizant Technology Solutions Corporation

•	Convergys Corporation

•	CoreLogic, Inc.

•	DST Systems, Inc.

•	Equifax Inc.

•	Fiserv, Inc.

•	Global Payments Inc.

•	Intuit Inc.

•	Mastercard Incorporated

•	McAfee, Inc.

•	Paychex, Inc.

•	Total System Services, Inc.

•	The Western Union Company

These companies are in the same general industry as us, and had a revenue range of $1.6 billion to $5.1 billion, and a median revenue of $2.1 billion. In identifying the Study Group, which was approved by the compensation committee, Strategic Compensation Group looked at companies that were publicly traded in 2010 that had comparable annual revenues and a similar industry focus, including companies that compete with us for revenues and/or key employees. The compensation committee reviews the Study Group each year and makes any changes it deems appropriate.

The compensation committee reviewed the compensation data for this Study Group when considering the compensation levels and pay mix of the Company’s named executive officers other than Mr. Kennedy in his role as Executive Chairman. The Study Group was not reviewed in connection with the separate executive chairman role because these companies did not generate enough data with respect to the position. Strategic Compensation Group provided information to the committee on the 50th, 75th and 90th percentile levels of total compensation (consisting of salary, target annual incentive, equity grant, pension and deferred compensation) in this group of 20 companies for the positions of chief executive officer, chief financial officer and chief operating officer, and the 50th and 75th percentiles for the position of chief information officer.

In setting the overall compensation of our executive officers, including base salaries and annual and long-term incentive amounts as well as special one-time awards aimed at specific purposes such as retention of our key executives, the compensation committee considers a number of factors it deems important. Although the committee considers the marketplace data described above in order to assess each component and the overall compensation paid to each executive relative to the market, its ultimate compensation decisions are subjective judgments made after considering a variety of factors. These factors include quantitative factors (such as financial performance), and qualitative factors (such as the executive’s individual performance, experience, knowledge, skills, level of responsibility, reputation in our industry and expected impact on the Company’s future success). The compensation committee also considers corporate governance principles, and tax and other rules and regulations in making executive compensation decisions. The compensation committee’s decisions are not formulaic and the members of the committee are not required to assign precise weights to the different factors considered in reaching their individual and collective business judgments to approve compensation.

Generally, prior year financial performance, particularly as measured in comparison to the performance of the overall mortgage refinancing origination and foreclosure markets, is the most significant factor in the judgments of the compensation committee members and is considered the most significant measure of individual performance. The committee also places significant emphasis on considerations relating to expectations for Company and industry performance in the current year. In the cases of Messrs. Schilling, Scheuble and Nackashi, those factors were most important in setting base salary and annual and long-term incentive amounts for 2011. Those were also the primary factors in setting the compensation for Mr. Carbiener for his service as our President and Chief Executive Officer. In addition, for Mr. Scheuble, the committee considered the additional responsibilities he would assume in his role as our sole Chief Operating Officer following Mr. Swenson’s departure. For Mr. Nackashi, the committee also considered the value of his contributions to the Company’s information technology platforms, especially the MSP and Desktop platforms, his valuable relationships with our customers and the potential that he may be approached with alternative employment opportunities by our competitors or our customers due to the value of his skill set, particularly in light of their potential technology needs to keep up with the changing regulatory landscape for the mortgage industry. Mr. Schilling’s and Mr. Scheuble’s total compensation levels in 2011 were between the 50th and 75th percentiles of the Study Group, while Mr. Nackashi’s total compensation level in 2011 was slightly below the 75th percentile of the Study Group. Mr. Carbiener’s salary level as Chief Executive Officer was slightly above the 50th percentile of the Study Group. He did not receive a long-term equity incentive award or an annual cash incentive for 2011.

When setting Mr. Kennedy’s compensation as Executive Chairman in early 2011, the committee considered the best way to maintain his focus on long-term planning and strategic decision-making in order to benefit the Company’s long-term goals and stock price. In July 2011, when the committee determined the compensation to be paid to Mr. Kennedy for his interim service as President and Chief Executive Officer, the committee believed it was appropriate to set his compensation at a level that was consistent with the level set for Mr. Carbiener during his service in that role. However, the committee also considered the goals it had set for Mr. Kennedy during his service as President and Chief Executive Officer, including outreach initiatives with the Company’s investors and customers, retention of key members of management and assisting with the identification and retention of a qualified permanent President and Chief Executive Officer, as well as amounts that would have been payable to Mr. Kennedy for his service as chief executive officer and as chairman of Ceridian Corporation, which Mr. Kennedy forfeited as a result of resigning from Ceridian following his interim appointment as our President and Chief Executive Officer. Mr. Kennedy’s total compensation level as Chief Executive Officer was between the 50th and 75th percentile of the Study Group.

In setting Mr. Harris’ compensation for 2011, the committee considered the compensation levels established for Mr. Carbiener and Mr. Kennedy while they served as President and Chief Executive Officer. The committee also placed significant emphasis on Mr. Harris’ qualifications, including his experience running a large and complex business, his knowledge of and reputation in the mortgage industry, and his ability to hit the ground running due to his familiarity with our management team. Like Mr. Kennedy, the total compensation level for Mr. Harris was between the 50th and 75th percentile of the Study Group.

The compensation committee takes into consideration the views of our shareholders in making compensation decisions for our named executive officers and in determining our compensation policies and practices, including the results of our shareholder advisory vote on executive compensation. In 2011, many of the decisions relating to our executives’ compensation for that year, including those for annual base salary, annual cash incentive opportunity and long-term incentive awards, were made prior to our annual shareholders meeting and therefore without the benefit of the results of our shareholders’ vote. However, the committee took into account the strong approval of our compensation policies and practices by more than 78% of the votes cast at our 2011 shareholders meeting and determined to not make any significant changes to those policies or practices and to continue to emphasize pay-for-performance as it made additional compensation decisions throughout the year, including tying a significant portion of Mr. Kennedy’s and Mr. Harris’ CEO compensation packages, as well as various retention incentives described below, to performance-based criteria.

2011 Compensation Components and Pay Mix

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning executives’ interests with those of shareholders and strongly motivates executives to build long-term shareholder value. We structure our stock-based compensation programs to assist in creating this link.

The following chart illustrates the elements of our executive compensation program:

Fixed Compensation	Short-Term Incentives	Long-Term Incentives			Benefits
Base Salary	Short-Term Cash Incentive	Performance Restricted Stock	Stock Options	Retention Incentive
Fixed cash component with annual merit increase opportunity based on individual performance results.	Annual cash award for profitability, growth, and operating strength and efficiency during the year.	Equity award to align executive officers’ long- term financial interests to the long-term financial interests of shareholders and to support retention and recruitment objectives (three-year vesting).	Equity award for creation of stockholder value as reflected by our stock price. LPS stock price must rise after the grant by approximately 28% over the expected term of the option to reach the executive’s target compensation level. Stock options also support our retention goals, since options vest over three years.	Award to retain key officers over a two-year period.	401(k) plan; employee stock purchase plan; deferred compensation plan; and limited perquisites

Link To Performance

Individual performance	Revenue, EBIT, free cash flow	Market share gains, operating margin	Stock price	Operating margin	Not Applicable

The compensation committee generally allocates our executive officers’ compensation based on the committee’s determination of the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the committee considers how other companies allocate compensation based on the marketplace data provided by Strategic Compensation Group, as well as each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

In 2011, our named executive officers’ annual compensation was allocated among annual salary, target annual cash incentives and long-term equity-based incentives, with a heavy emphasis on the at-risk, performance-based components of annual cash incentives and long-term equity-based incentives.

The compensation committee believes a significant portion of an executive officer’s compensation should be allocated to equity-based compensation in order to effectively align the interests of our executives with the long-term interests of our shareholders. Consequently, for 2011, a majority of our named executive officers’ total compensation was provided in the form of nonqualified stock options and performance-based restricted stock.

In addition, when allocating Mr. Kennedy’s annual compensation as Executive Chairman among base salary and annual and long-term incentives, our compensation committee considered that our Executive Chairman is not involved in the day-to-day management of the operations of the Company. Rather, because of the Executive Chairman’s focus on our long-term strategy and success, the compensation committee allocated a smaller portion of his annual compensation to the cash components of base salary and performance-based annual incentives and weighted it more heavily toward at-risk, performance-based long-term incentive opportunities. When the compensation committee evaluated Mr. Kennedy’s compensation for the year during which he had agreed to serve as our President and Chief Executive Officer, it determined that his compensation for that period should be allocated in a manner more in line with the allocations to our other executives who are involved in the day-to-day management of the Company’s businesses.

Mr. Carbiener’s annual compensation for 2011 was composed of base salary, which was approved in March 2011. In May 2011 when the compensation committee considered and approved annual long-term incentive awards for our executives, Mr. Carbiener informed Mr. Hunt, our compensation committee chairman, that he was experiencing some health issues that may impact his ability to continue to serve as our President and Chief Executive Officer. As a result, the committee elected to defer making a long-term incentive award to Mr. Carbiener until such time as he was able to determine the nature and extent of those issues. Mr. Carbiener ultimately stepped down as our President and Chief Executive Officer into a role as senior advisor to the board of directors on July 6, 2011 and, as a result, he did not receive an annual long-term incentive award in 2011.

During 2011, our compensation committee also approved awards for Messrs. Kennedy, Schilling, Scheuble, Nackashi and Carbiener that were aimed at retention. For a description of the rationale for and the terms of these awards, see “Retention Incentive Awards” below. These awards did not factor into the allocation of our named executive officers’ annual compensation among base salary and annual and long-term incentives.

As illustrated in the table below, a significant portion of each named executive officer’s total compensation in 2011 was based on performance-based cash and stock incentives tied to our financial performance and stock price. The following table shows the allocation of 2011 Total Compensation for our named executive officers other than Mr. Swenson, as reported in the Summary Compensation Table below, among the various components. Mr. Swenson is omitted because the committee did not make any compensation decisions with respect to him in 2011 due to his departure early in the year. The compensation committee believed this allocation to be appropriate after consideration of the factors described above.

	Salary	Annual Cash Incentive	Bonus	Stock Options	Performance Restricted Stock	Benefits & Other Comp.	Total Compensation	Performance Based Portion
Hugh Harris	3.6%	0.0%	0.0%	50.2%	46.2%	0.0%	100.0%	96.4%
Lee Kennedy	8.2%	0.0%	0.0%	10.8%	79.6%	1.4%	100.0%	90.4%
Dan Scheuble	12.9%	13.0%	0.0%	23.8%	48.9%	1.4%	100.0%	85.8%
Tom Schilling	15.5%	11.6%	8.8%	20.8%	42.6%	0.7%	100.0%	75.0%
Joe Nackashi	15.3%	13.3%	0.0%	22.7%	46.4%	2.2%	100.0%	82.5%
Jeff Carbiener	33.7%	0.0%	0.0%	0.0%	61.3%	5.0%	100.0%	61.3%

Base Salary

Our compensation committee seeks to provide each of our named executive officers with a level of assured cash compensation for services rendered during the year sufficient, together with performance-based incentive awards, to motivate the executive to perform consistently at a high level and to alleviate any potential for excessive risk taking. However, base salary is a relatively small component of the total compensation package, as the committee’s emphasis is on performance-based, at-risk pay. The compensation committee typically reviews salary levels at least annually as part of its performance review process, as well as in the event of promotions or other changes in executive officers’ positions.

In March 2011, the compensation committee conducted its annual review of our executives’ (other than Messrs. Harris and Swenson) base salaries. In reviewing base salaries, the committee considered each executive’s performance in 2010, level of responsibility and ability to impact our future success, as well as the marketplace data discussed above. Mr. Carbiener also made recommendations to the committee about salary adjustments for his reports, including Messrs. Schilling, Scheuble and Nackashi. In making his recommendations, Mr. Carbiener noted that there was substantial uncertainty in both the refinancing origination and the default markets for 2011, and that the Company continued to face significant challenges on the legal and regulatory fronts. Following these discussions, the committee determined to hold most executives’ base salaries constant, including Messrs. Kennedy’s (in his position as Executive Chairman), Carbiener’s and Schilling’s salaries, and to provide significant performance-based incentives in order to encourage our executives to work toward strong results in the face of the challenging operating environment that was expected. The committee determined to increase Mr. Scheuble’s base salary by $55,000 after considering the additional responsibilities he would assume in his role as our sole Chief Operating Officer following Mr. Swenson’s departure. The committee also approved a base salary of $400,000 for Mr. Nackashi, an increase of $20,000 over his base salary in 2010. The committee approved this level of base salary for Mr. Nackashi after considering the value of his contributions to the Company’s information technology platforms, especially our MSP technology, and the potential that he would be approached by our competitors or customers with alternative employment opportunities due to the value of his skill set in information technology as the mortgage industry grapples with new requirements resulting from significant legal and regulatory scrutiny.

The compensation committee reconsidered Mr. Kennedy’s compensation following his appointment as our interim President and Chief Executive Officer in July 2011. At that time, our board anticipated that a thorough search could be conducted and a permanent chief executive could be identified within one year. In recognition of the responsibilities and time required to perform the role of President and Chief Executive Officer, the compensation committee increased Mr. Kennedy’s salary to $880,000, which was equal to the salary paid to Mr. Carbiener for his service in that role. The committee determined that Mr. Kennedy should receive the base salary of $880,000 for one year regardless of whether the board was able to identify a permanent chief executive in less time. In making that determination, the committee considered that Mr. Kennedy would be required to forego significant compensation that he otherwise would have received from Ceridian Corporation as a result of stepping into a full time role with the Company. They also considered that, even after Mr. Kennedy resumed his more limited role as our Executive Chairman, he would dedicate significant time in working with our new permanent chief executive in order to facilitate a smooth transition from an operational and an investor perspective.

In September 2011, the compensation committee once again considered Mr. Nackashi’s base salary. At that time, Mr. Nackashi’s responsibilities had been increased to also include responsibility for our servicing technology and customer service and support. In addition, the committee had become concerned about retaining Mr. Nackashi, who had been approached with alternative employment offers. The committee considered these factors, as well as the unique skill set Mr. Nackashi possesses with respect to information technology and security and his excellent reputation with our customers. As a result, the committee determined to increase Mr. Nackashi’s base salary to $500,000.

In October 2011, Mr. Harris was appointed to serve as our President and Chief Executive Officer. At that time, the committee set Mr. Harris’ base salary at $880,000. The committee set Mr. Harris’ base salary at this level to be consistent with the base salaries set for Mr. Carbiener and Mr. Kennedy while they served as our President and CEO and the requirements of Mr. Harris’ employment agreement. In determining that this amount was an appropriate base salary for Mr. Harris, the committee considered his extensive experience in the mortgage industry, his reputation with our customers and our management team, the challenges he would face in operating the Company, particularly in light of the current economic, legal and regulatory environments, as well as the marketplace data described above.

Annual Performance-Based Cash Incentive

Generally, we will award annual cash incentives based upon the achievement of performance goals that are specified in the first quarter of the year. The annual incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. We use the annual incentive plan to provide a material portion of the executives’ total compensation in the form of at-risk, performance-based pay.

In the first quarter of 2011, annual incentive award targets were established by the compensation committee as described above for our named executive officers, other than Messrs. Harris and Swenson, as a percentage of the individual’s base salary. Because Mr. Harris did not join the Company until October 2011, he did not participate in the Company’s annual incentive plan for 2011. The compensation committee did not establish an award target for Mr. Swenson for 2011 because they knew he would be leaving the Company. Instead, as required by his employment agreement, Mr. Swenson received a prorated annual incentive under the plan based upon his 2010 target of 125%.

Messrs. Schilling’s and Nackashi’s targets were set at 100% of their respective base salaries in accordance with their employment agreements, which are described below. In setting the targets in our executives’ employment agreements, the committee considered the executive’s position within our organization, level of responsibility and ability to impact company-wide performance and create long-term shareholder value. Mr. Scheuble’s target was increased from 125% to 135% of his base salary in 2011. The committee increased Mr. Scheuble’s target after considering the additional responsibilities he had assumed for the day-to-day operations and performance of the Company’s businesses as a result of his appointment as sole Chief Operating Officer. The committee set Mr. Carbiener’s target at 165% of his base salary, which was consistent with the target set by the committee in 2010. In setting Mr. Carbiener’s target, the compensation committee considered his responsibility for the overall direction and strategy of the Company and the challenges he was expected to face as chief executive in light of the likelihood of difficult market conditions and continued regulatory scrutiny in 2011. However, in connection with Mr. Carbiener transitioning from his position as President and Chief Executive Officer to an advisory role in July, he and the committee agreed that he would not receive an annual cash incentive for 2011.

In March 2011, the compensation committee also established an annual incentive award target for Mr. Kennedy in his position as Executive Chairman. The committee established Mr. Kennedy’s target at 100% of base salary in accordance with the terms of his employment agreement after considering his position and level of responsibility as Executive Chairman and his ability to create long-term shareholder value. However, in connection with Mr. Kennedy’s appointment as President and Chief Executive Officer for the interim period following Mr. Carbiener’s resignation from that position until the appointment of a qualified successor, the compensation committee approved an addendum to Mr. Kennedy’s employment agreement which defined the terms for his compensation from July 6, 2011 until June 30, 2012. The addendum provided for an alternative annual incentive for Mr. Kennedy during that one year period, which is described below under “Interim Chief Executive Officer Compensation.” As a result of this decision by the committee, Mr. Kennedy voluntarily waived any payment to which he would have been entitled under the annual incentive plan.

Actual payouts under the annual incentive plan can range from one-half to two times the target incentive opportunity, depending on achievement of pre-established performance goals described below. These goals were specific, objective quantitative measures set by our compensation committee during the first quarter of 2011, and the determination of the amount by which the Company’s results met or exceeded the targets was objective and based on actual results. The target performance goals for revenue, EBIT and free cash flow were based upon the Company’s budget for 2011, as approved by our board of directors.

The threshold performance levels were established to challenge our executives while providing reasonable opportunities for achievement. However, no annual incentive payments are paid under the annual incentive plan if the threshold performance levels set by the compensation committee are not met. Maximum performance levels were established to encourage performance beyond the target levels while placing limits on the annual incentive awards to avoid excessive compensation. The ranges of possible payments under our annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

Annual incentive awards for 2011 for the Company’s named executive officers were based on meeting the following objectives:

	Weight	Threshold	Target	Maximum
		(in millions)	(in millions)	(in millions)
Revenue	40%	$2,185.2	$2,428.0	$2,549.4
EBIT	40%	$509.9	$566.5	$594.8
Free cash flow	20%	$302.3	$335.9	$352.7

Revenue, EBIT and free cash flow are key measures in evaluating the performance of our business. Revenue was selected as a performance goal with the intent of focusing our executives on achieving our revenue growth objectives. The committee believes that revenue is an important measure of financial success that is clearly understood by both our executives and our shareholders. EBIT (GAAP operating income adjusted for the impact of certain charges, if applicable) and adjusted free cash flow (net cash provided by operating activities less additions to property, equipment and computer software, as well as certain charges, if applicable) were selected because they measure our operating strength and management’s ability to operate the Company efficiently.

In addition, the committee also established a multiplier for the incentive payout based upon EBIT margin. Under the EBIT margin multiplier, if the Company’s EBIT margin was at the threshold level, participants in the annual incentive plan would receive payouts equal to  1/2 of the amount earned based upon achievement of the revenue, EBIT and free cash flow performance goals. Similarly, participants would receive payouts equal to the amount earned under the other performance goals for target EBIT margin performance and payouts equal to two times the amount earned under the other performance goals for maximum EBIT margin performance. The committee implemented the EBIT margin multiplier because they believed it was an important measure to determine whether management had done a good job of maintaining the profitability of the Company’s businesses. For 2011, the compensation committee set the following EBIT margin multiplier goals:

	Threshold	Target	Maximum
EBIT Margin	22.08%	23.33%	24.33%

In approving the revenue, EBIT and free cash flow performance goals for 2011, the committee determined that final calculations would be subject to adjustment for federal and state regulatory actions, acquisitions, divestitures, major restructuring charges and non-budgeted discontinued operations. Our compensation committee did not retain discretion to increase the payout amounts of the incentive awards, but did retain discretion to reduce the payout amounts. The committee also limited the impact of the EBIT margin multiplier so that under no circumstances would a participant receive an incentive payout of more than two times their target incentive, and retained discretion to ignore the EBIT margin multiplier if the Company’s performance results for revenue, EBIT and free cash flow fell below budgeted amounts. In addition, in the event that our 2011 EBIT fell short of the threshold set by the committee of $509.9 million, the committee retained discretion to reduce the executives’ awards under the annual incentive plan to zero regardless of our 2011 revenue and free cash flow results.

As a result of federal regulatory actions taken during 2011, the compensation committee adjusted the threshold, target and maximum revenue, EBIT and free cash flow performance goals. In late 2010 and early

2011, several federal banking agencies undertook reviews of the default and foreclosure processes at a number of large banks and the related services provided by their third party service providers, including LPS. Following these reviews, in April 2011, the nation’s 14 largest banks and certain service providers, including us, entered into consent orders with the banking agencies. The banks’ consent orders required them to take comprehensive action to develop and implement plans to correct deficiencies identified by the federal regulators, including the retention of independent consultants to conduct multi-faceted independent reviews of foreclosure activities in 2009 and 2010. The consent orders also require the banks to correct deficient and unsafe or unsound practices in their mortgage servicing activities, oversight and management of third-party service providers, activities related to the Mortgage Electronic Registration System (MERS), management information systems, risk assessment and management and compliance oversight.

Our 2011 budget, on which our revenue, EBIT and free cash flow performance goals were based, assumed foreclosure activity in 2011 would be flat with 2010 foreclosure activity, and assumed that we would outperform the market by (i) growing revenue in the Default Services subsegment of our Loan Facilitation Services segment by 4.0%, and (ii) growing revenue from our Desktop services within the Other TD&A subsegment of our Technology, Data & Analytics segment by 36.8%. However, as a result of the dramatic negative impact of the consent orders on industry foreclosure volumes, default notices as reported by RealtyTrac, which we believe is the best independent measure of foreclosure volumes, declined 30.1% in 2011 when compared to 2010. Accordingly, pursuant to the terms of the annual incentive plan, the committee adjusted the portion of the threshold, target and maximum revenue performance goals attributable to Default Services and Desktop down by 30.1% to account for the decline in foreclosure activity triggered by the banks’ consent orders in order to reflect actual industry activity during the relevant time frame while maintaining the expectation that the Company would outperform the industry.

In addition to the impact of the banks’ consent orders on revenue for our default-related services, we incurred significant costs as a result of the consent order we entered into with the banking agencies. As a result, our compensation committee adjusted our EBIT and free cash flow targets by $104.4 million and $65.2 million, respectively, to adjust for the impact of these costs.

Following the adjustments described above, the threshold, target and maximum performance goals under our annual incentive plan were:

	Weight	Threshold	Target	Maximum
		(in millions)	(in millions)	(in millions)
Revenue	40%	$1,874.8	$2,083.1	$2,187.3
EBIT	40%	$415.9	$462.1	$485.2
Free cash flow	20%	$243.6	$270.7	$284.2

In 2011, for purposes of the annual incentive plan, LPS achieved revenue of $2,090.1 million, EBIT of $425.6 million, free cash flow of $381.2 million, and an EBIT margin of 20.4%. Based on the adjusted revenue, EBIT and free cash flow performance goals, the Company exceeded the target revenue goal but did not achieve the maximum goal, met the EBIT threshold goal but did not achieve the target EBIT goal, and exceeded the maximum free cash flow goal. The Company did not meet the threshold goal for EBIT margin; however, the compensation committee used its discretion to ignore the EBIT margin multiplier results because our 2011 results for revenue and EBIT fell below budget. Based upon achievement of the adjusted goals, our named executive officers were eligible to receive a payout of 109.6% of target. However, while the compensation committee believed that management performed extremely well in navigating the Company through an exceptionally challenging environment during 2011, it exercised its discretion to reduce the annual incentive award payout to 75% of target in recognition of the impact the difficult year had on our shareholders’ investments. The annual incentive amounts paid to Messrs. Schilling, Schueble and Nackashi under the annual incentive plan were approved by our compensation committee. Those amounts, as well as the prorated annual incentive amount paid to Mr. Swenson pursuant to his employment agreement, are reported in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

Without taking into consideration the above-described adjustments to the threshold, target and maximum performance goals for revenue, EBIT and free cash flow, the Company would not have met the threshold goals for revenue or EBIT, and would have exceeded the maximum goal for free cash flow. As a result, our named executive officers would have received annual incentive payments only with respect to the free cash flow measure and their incentive award amounts would have been lower.

Long-Term Equity Incentive Awards

We use our Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, or the omnibus plan, for long-term incentive awards. Our long-term incentive awards are generally made to management-level employees, including our executives, who have an ability to impact our long-term results. All long-term incentive awards made under the omnibus plan are approved by the compensation committee. Generally, the committee will consider annual long-term incentive awards in the second quarter of each year, although the committee may make grants with respect to new hires or promotions, in recognition of special achievements or for retention purposes at any time. The compensation committee regularly reviews the dilutive impact of our long-term incentive awards on our shareholders.

Awards under the omnibus plan are granted on the date they are approved by the committee, and the exercise price for stock options awarded under the omnibus plan is the closing price of our common stock on the New York Stock Exchange on the date of grant. The omnibus plan does not permit us to amend the terms of previously granted options to reduce the exercise price per share (except in the case of certain equity restructurings or other changes in our capitalization) or to cancel outstanding options and grant substitute options with a lower exercise price per share. Moreover, the omnibus plan does not permit us to purchase outstanding underwater options from participants for cash. A description of the omnibus plan can be found under the heading “Stock Incentive Plan” following the Grants of Plan-Based Awards table.

In March 2010, our compensation committee adopted several policies with respect to our long-term incentive awards. First, the committee approved a policy that our annual stock option and restricted stock awards will utilize a vesting schedule of not less than three years. Second, the committee adopted a policy that dividends on restricted shares will be accrued during the restricted period, and will be paid only if and when the restricted shares vest. Finally, our compensation committee approved a mandatory holding period of six months following vesting for one-half of the shares of our common stock acquired by our named executive officers through a restricted share grant.

In 2011, we used a combination of nonqualified stock options and performance-based restricted stock to provide long-term incentives to our executive officers. Our compensation committee believes stock options and performance-based restricted stock assist in our goal of creating long-term shareholder value by linking the interests of our named executive officers, who are in positions to directly influence shareholder value, with the interests of our shareholders, and should constitute a significant portion of our named executive officers’ total compensation. We also believe these awards aid in retention, because the executive must remain with us until the awards fully vest.

In May 2011, our compensation committee approved grants of nonqualified stock options and performance-based restricted stock to each of our named executive officers, other than Mr. Carbiener, Mr. Harris and Mr. Swenson, pursuant to the omnibus plan. In connection with the committee’s consideration of those awards, Mr. Carbiener had made Mr. Hunt, our compensation committee chairman, aware that he was experiencing some health issues that may impact his ability to continue to serve as our President and Chief Executive Officer. As a result, the committee elected to defer making a long-term incentive award to Mr. Carbiener until such time as he was able to determine the nature and extent of those issues. Mr. Carbiener ultimately stepped down as our President and CEO and into an advisory role on July 6, 2011 and, as a result, did not receive a long-term incentive award in 2011. Mr. Harris did not receive an award in May 2011 because he did not join LPS until October 2011. Mr. Swenson left the Company prior to the May 2011 grants.

The committee generally considers prior year financial performance, on both a stand-alone basis and relative to the performance of certain industry benchmarks, to be the most significant factor in making general determinations about the amount of equity to be granted to our named executive officers, and considers each individual’s qualitative performance, level of responsibility, experience and expected impact on future success, as well as the marketplace data described above, in determining the relative value of each executive’s awards. The committee’s decisions are not formulaic and the members of the compensation committee are not required to assign precise weights to the different factors considered in reaching their individual and collective business judgment to approve long-term incentive awards.

Specifically, for Messrs. Kennedy, Schilling, Scheuble and Nackashi, the committee considered marketplace data, financial performance as a measure of individual performance and individual qualitative factors such as those described in the section above titled “Establishing Executive Compensation Levels.” The fair value of the grants awarded in May 2011 to Messrs. Schilling and Scheuble were between the 50th and 75th percentiles of grants to comparable officers in the Study Group, and the grant awarded to Mr. Nackashi had a fair value near the 75th percentile of grants to comparable officers in the Study Group. Mr. Kennedy’s grants in May 2011 could not be measured against the Study Group because of a lack of information on the compensation of executive chairman among those companies. As described in “Establishing Executive Compensation Levels” above, Mr. Kennedy’s compensation as Executive Chairman was more heavily weighted toward equity and less to salary and annual incentives due to his focus on the strategic direction of the Company and building long-term value for our shareholders. As stated above, the marketplace data was not used as a target but rather as a point of reference in making compensation judgments.

The stock options awarded by the committee in May 2011 have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued employment with us, and have a seven-year term. Subject to the satisfaction of the performance-based vesting criteria described in the next sentence, the performance-based restricted stock awarded in May 2011 vests proportionately each year over three years based on the executive’s continued employment with us. However, in order for any of the performance-based restricted shares to vest, the Company must achieve $150 million in market share gain during the period beginning April 1, 2011 and ending December 31, 2013; provided that the performance criteria will be waived with respect to 1/3 of the shares upon the achievement of $50 million in market share gain during (i) the period beginning April 1, 2011 and ending December 31, 2011, (ii) the period beginning January 1, 2012 and ending December 31, 2012, and/or (iii) the period beginning January 1, 2013 and ending December 31, 2013. Market share gains are determined based upon the annualized revenue for sales wins closed during the measurement period. Dividends on the performance-based restricted stock will be accrued during the restricted period, and will be paid only if and when the restricted shares to which the dividends relate vest. In addition, following the vesting of the restricted stock, our executive officers must hold one-half of the after-tax shares for six months following vesting.

In July 2011, as part of Mr. Kennedy’s compensation for his interim service as our President and Chief Executive Officer, the compensation committee approved an award of performance-based restricted stock for Mr. Kennedy. In considering Mr. Kennedy’s award, the committee considered the responsibilities and time required to perform the role of President and Chief Executive Officer, including those relating to managing the Company through challenging industry and regulatory conditions, conducting a search for a new chief executive officer and maintaining stability within the Company following Mr. Carbiener’s unexpected change in roles. The committee also considered the marketplace data described above as well as the significant compensation foregone by Mr. Kennedy as a result of his resignation from Ceridian Corporation in order to focus on his increased responsibilities with LPS. The performance-based restricted stock vests proportionately each year over three years based on Mr. Kennedy’s continued employment with us. However, in order for any of the performance-based restricted shares to vest, the Company must achieve $150 million in market share gain during the period beginning June 1, 2011 and ending December 31, 2013; provided that the performance criteria will be waived with respect to 1/3 of the shares upon the achievement of $50 million in market share gain during (i) the period beginning June 1, 2011 and ending May 30, 2012, (ii) the period beginning January 1, 2012 and ending

December 31, 2012, and/or (iii) the period beginning January 1, 2013 and ending December 31, 2013. The compensation committee determined that the entire value of Mr. Kennedy’s award should be granted in performance-based restricted stock, rather than allocating between restricted stock and options, after considering the significant volatility in the Company’s stock at that time.

In October 2011, the compensation committee approved grants of nonqualified stock options and performance-based restricted stock as a long-term incentive award in connection with Mr. Harris joining the Company as our President and Chief Executive Officer. In considering the long-term incentive awards to be made to Mr. Harris in 2011, the committee considered the long-term incentive award levels established for Mr. Carbiener in 2010 and Mr. Kennedy in 2011 while they served as President and Chief Executive Officer. The committee also placed significant emphasis on Mr. Harris’ qualifications, including his experience running a large and complex business, as well as his knowledge of and reputation in the mortgage industry. The stock options have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued employment with us, and have a seven-year term. The performance-based restricted stock vests proportionately each year over three years based on Mr. Harris’ continued employment with us, provided that the Company must achieve annual operating margin of 16.5% during any twelve month period between October 1, 2011 and June 30, 2013. The compensation committee chose operating margin as the performance measure for Mr. Harris’ performance-based restricted shares in order to tie the vesting of those shares to the board’s goal for Mr. Harris of focusing on operating the Company in an efficient manner.

Further details concerning the stock option and restricted stock awards made to our named executive officers in 2011, including the number of options and restricted shares awarded and the exercise price of the options, are provided in the Grants of Plan-Based Awards table and the related footnotes.

Retention Awards

In February 2011, the compensation committee determined to make awards of performance-based restricted shares to Messrs. Kennedy and Carbiener. These awards were aimed at retention of Messrs. Kennedy and Carbiener and were identical to awards made to certain of our operational executives in November 2010. The awards were approved by the committee after considering the impact that significant declines in our stock price during 2010 had on the value of our executives’ outstanding long-term incentive awards and the correlating decrease in the intended retention quality of those awards, as well the Company’s strong performance in 2010 despite difficult market conditions. In order to encourage retention, and subject to the satisfaction of the performance-based vesting criteria described in the next sentence, the performance-based restricted stock vests in its entirety two years from the date of grant. However, in order to encourage continued strong performance, the committee determined that the Company must achieve $100 million in market share gain between January 1, 2011 and December 31, 2011 in order for any of the performance-based restricted shares to vest. Because we anticipate that Mr. Carbiener’s employment with the Company will terminate when his new employment agreement expires on December 31, 2012, we do not expect that he will vest in any of these shares.

During 2011, we continued to grapple with significant legal and regulatory issues and significant declines in both the refinancing origination and the default markets. Management gave a strong performance in managing the Company through these challenges and, as a result, LPS experienced a 14.6% year-over-year decline in revenue from its loan facilitation services (compared to an industry decline in total market refinancing volume of 22% as reported by the MBA) and a decline of 23.0% in our default services revenues from 2010 (compared to a 30.8% industry-wide decline in default notices as reported by RealtyTrac). Management was able to grow revenue in our Technology, Data and Analytics segment by 6.8% over the prior year, and was able to sign seven new customers to our MSP platform and 15 new customers to our Desktop platform. By the end of 2011, 18 of the top 20 mortgage institutions were using our MSP and/or Desktop technology.

Because of our executives’ success in managing the Company through the many challenges of the current environment, we face significant competition from our competitors and our clients to retain our executive talent.

As our stock price has continued to decline over the past two years, our compensation committee has continued to monitor the tools it has in place to incentivize these talented individuals to stay with the Company. During the second half of 2011, the committee became even more concerned about retaining our key talent in order to ensure that the Company continued to operate well despite the uncertainty created by a chief executive officer search and the transition to new executive leadership. In fact, during this transition period, several of our key executives, including Mr. Nackashi, were approached by other companies with competitive employment offers. As a result, the committee ultimately determined that it was necessary to take additional steps to retain our executives.

The compensation committee identified a small group of officers, including Messrs. Schilling and Scheuble, who were critical to our future success and should receive performance-based retention incentive awards. In granting the awards, the committee utilized both an objective performance goal in order to promote continued strong performance, particularly during the first six months following the appointment of a new chief executive officer, and time-based vesting criteria to encourage retention of these executives during the next two years during which the Company may continue to face economic, legal and regulatory challenges.

The awards were granted to Messrs. Schilling and Scheuble in September 2011 under our omnibus plan. The amount of each executive’s award will be a percentage of his base salary that is determined based upon the Company’s achievement of an operating margin performance goal between October 1, 2011 and March 31, 2012, as more specifically set forth below:

			Amount of Award
	Operating Margin Goal	Percent of Base Salary	Thomas L. Schilling	Daniel T. Scheuble
Threshold	15.5%	50%	$237,500	$300,000
Target	16.5%	100%	$475,000	$600,000
Maximum	17.0%	200%	$950,000	$1,200,000

For purposes of these awards, operating margin will be adjusted for the impact of certain items, including any federal or state regulatory actions, non-budgeted acquisitions, major restructuring charges and non-budgeted discontinued operations. Further, because of the uncertainty in the refinancing origination and default markets, which are the Company’s core markets, the committee determined that the threshold, target and maximum operating margin goals should decreased by 0.5% for every 1.0% decline in the consolidated weighted average industry volumes for refinancing originations and foreclosure starts. The committee selected operating margin as the performance goal because they believe it is an important measure for determining management’s ability to run the company efficiently in spite of the current challenges.

Once the compensation committee has determined the amount of the award based upon the Company’s achievement of the operating margin performance goal, it will issue the awards in cash or in shares of restricted stock. If the Company does not achieve the operating margin goal at or above the threshold level, the award will be cancelled and the participant will receive no value for it. In order to encourage retention, the award vests over two years based upon continued employment with LPS, with the first third vesting on September 30, 2012 and the remainder vesting on September 30, 2013.

The compensation committee took additional considerations into account in determining a retention incentive award for Mr. Nackashi. They considered the value of his skill set in information technology to the Company and its customers, as well as its competitors, particularly in light of the increasing compliance requirements for the mortgage industry. The committee also considered Mr. Nackashi’s reputation in the industry and the fact that he had been approached with competitive employment offers. Following these considerations, the compensation committee approved a retention incentive for Mr. Nackashi. The retention incentive has an aggregate value of $1,500,000 and will be paid in cash. The first $500,000 of the incentive will be earned and payable to Mr. Nackashi if he remains employed with the Company as of September 30, 2013, and the remaining $1,000,000 of the incentive will be earned and payable to Mr. Nackashi if he remains employed with the Company as of September 30, 2014.

The compensation committee also approved a cash retention incentive of $375,000 for Mr. Harris. Mr. Harris’ retention incentive did not include any performance criteria, and was payable if Mr. Harris continued to be employed as our President and Chief Executive Officer on March 1, 2012. When considering the retention incentive for Mr. Harris, the compensation committee considered the challenges that would face Mr. Harris as our new President and Chief Executive Officer such as building a rapport with our existing management team, gaining a deeper understanding of our businesses and navigating the ongoing economic, legal and regulatory challenges to our business. The committee also considered the importance of creating a stable management team after the period of transition following Mr. Carbiener’s transition to an advisory role. Mr. Harris was paid the value of this retention incentive in March 2012.

Discretionary Bonus

In February 2012, the compensation committee approved a one-time discretionary bonus in the amount of $270,000 for Thomas L. Schilling. The bonus was recommended to the committee by Mr. Harris in light of Mr. Schilling’s considerable individual contributions to the Company’s performance in 2011. The compensation committee approved the one-time bonus after considering Mr. Schilling’s leadership during 2011 in allaying the concerns of the Company’s institutional investors during the CEO transition, refinancing the Company’s debt and implementing a number of expense reduction initiatives, as well as conducting thorough financial operational reviews of the Company’s business lines as part of a business review process conducted by Mr. Harris upon joining the Company.

Interim President and Chief Executive Officer Compensation

On July 6, 2011, Mr. Kennedy was appointed by our board to serve as our President and Chief Executive Officer, in addition to his role as our Executive Chairman, on an interim basis until a permanent chief executive could be identified and appointed. Mr. Kennedy had been serving as the non-executive chairman of Ceridian Corporation and had not been devoting 100% of his time to LPS. Mr. Kennedy resigned from his role with Ceridian in order to focus his full time and attention on the Company, and as a result he forfeited significant compensation that would have been payable to him for his service as chairman of Ceridian and his past service as chief executive officer of Ceridian. He also agreed to be available to our new permanent President and Chief Executive Officer in order to assist with the transition and provide continuity of leadership during that important time.

In July 2011, the compensation committee considered a new compensation package for Mr. Kennedy for the period from July 6, 2011 until June 30, 2012. The compensation committee believed that period provided sufficient time for the board to identify and appoint a qualified permanent chief executive and for Mr. Kennedy and the new chief executive to effect a smooth transition of the duties associated with the role. The compensation package approved for Mr. Kennedy during that interim time period included a new base salary, a cash incentive opportunity, and additional equity incentive awards. Those terms, as well as the Company’s obligations to Mr. Kennedy in the events he ceased to serve as CEO or his employment with LPS was terminated between July 6, 2011 and June 30, 2012, were documented in an addendum to Mr. Kennedy’s employment agreement and are described in further detail below:

•	Base Salary: The compensation committee set Mr. Kennedy’s base salary at $880,000 for the term of the addendum.

•

Long-term Incentive Award: The compensation committee approved an award of 161,000 performance-based restricted shares for Mr. Kennedy. The terms of that award are described above under “Long-Term Equity Incentive Awards.”

•	Cash Incentive: The compensation committee also granted a performance-based cash incentive award to Mr. Kennedy under the omnibus plan. Mr. Kennedy’s target cash incentive under the award is 165%

of his base salary, subject to the Company’s achievement of an operating margin of 16.5% between July 1, 2011 and June 30, 2012 as well as Mr. Kennedy’s achievement of certain individual goals set by the compensation committee.

For purposes of the award, operating margin will be adjusted for the impact of certain items, including any federal or state regulatory actions, non-budgeted acquisitions, major restructuring charges and non-budgeted discontinued operations. Further, because of the uncertainty in the refinancing origination and default markets, which are the Company’s core markets, the committee determined that the threshold, target and maximum operating margin goals should be decreased by 0.5% for every 1.0% decline in the consolidated weighted average industry volumes for refinancing originations and foreclosure starts. The committee selected operating margin as the performance goal because they believe it is an important measure for determining management’s ability to run the company efficiently in spite of the industry, legal and regulatory challenges it faces.

Once the measurement period has ended, the committee will determine whether the operating margin performance goal has been met. If it has been met, the compensation committee will then determine whether and to what extent Mr. Kennedy achieved the individual performance goals established by the committee. Those individual goals include maintaining credibility with investors and the marketplace; establishing retention plans for key members of management; improving the reliability of the financial forecasting process; facilitating the resolution of our regulatory issues; enhancing our customer relationships; and completing a successful search for a permanent chief executive officer. The committee will then determine the amount of the incentive to be paid, which cannot exceed the target amount of 165% of Mr. Kennedy’s base salary of $880,000. If the operating margin performance goal is not met, no incentive will be paid.

•

LPS’ obligations upon hiring a permanent chief executive officer: The addendum to Mr. Kennedy’s employment agreement provides that upon the board of directors appointing a permanent chief executive officer, Mr. Kennedy would cease to serve in that capacity and would continue to serve solely as Executive Chairman. Accordingly, upon Mr. Harris’ appointment, Mr. Kennedy ceased to serve as President and Chief Executive Officer. However, the addendum requires that Mr. Kennedy continue to receive a base salary of $880,000 through June 30, 2012 and receive the cash incentive described above, without proration and subject to the compensation committee’s determination of his achievement of the required performance goals.

•

LPS’ obligations upon termination of employment: The addendum also describes LPS’ obligations to Mr. Kennedy in the event his employment is terminated prior to the expiration of the addendum term. Those obligations are described below under “Potential Payments Under Employment Agreements.”

Retirement and Employee Benefit Plans

We provide retirement and other benefits to our employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our employee stock purchase plan. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees. Mr. Carbiener also continues to participate in the LPS split dollar plan and the LPS special plan, which are described below.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $16,500 in 2011). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plans

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. None of our named executive officers deferred compensation under the plan in 2011.

Employee Stock Purchase Plan

We sponsor an employee stock purchase plan, or ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the All Other Compensation column and the related footnote.

We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2011, the perquisites enjoyed by our executive officers were personal use of our corporate airplane and a financial and tax planning benefit of up to $15,000. In utilizing the financial and tax planning benefit, which was approved by our compensation committee in order to assist our executives with the difficulties of devoting sufficient time to fulfill their job responsibilities while successfully dealing with their personal financial issues, an executive may use a provider with which the Company has negotiated rates, or a provider of their own choosing. The compensation committee regularly reviews the perquisites provided to our executive officers. Further detail regarding executive perquisites in 2011 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination scenarios. A description of the material terms of Messrs. Kennedy’s, Harris’, Schilling’s, Scheuble’s and Nackashi’s employment agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

In May 2009, our compensation committee adopted a policy stating that we will not enter into future new employment agreements, or materially amended employment agreements, with our named executive officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. Since that time, none of the employment agreements we have entered into with our executives have included tax gross-up provisions, and all employment agreements entered into with our executives prior to that date have been amended to eliminate those provisions.

On March 31, 2011, after considering the challenges facing the Company with respect to ongoing difficult market conditions and increased governmental, regulatory and media scrutiny, the board determined that the Company’s businesses would be best served by uniting them under one chief operating officer in order to promote a more cohesive operational direction and strategy. As a result, on March 31, 2011, the board appointed Daniel T. Scheuble as the Company’s sole Executive Vice President and Chief Operating Officer, and Mr. Swenson ceased to serve as Executive Vice President and Co-Chief Operating Officer and departed the Company on April 30, 2011. For a description of the termination payments made to Mr. Swenson and the treatment of Mr. Swenson’s stock option and restricted stock awards in connection with his departure, see “Potential Payments Upon Termination or Change in Control — Actual Payments Upon Termination of Employment.”

On July 6, 2011, Mr. Carbiener resigned as our President and Chief Executive Officer for significant health-related reasons, and transitioned into a role as Senior Advisor to Mr. Kennedy and the board of directors. By retaining Mr. Carbiener in this capacity, Mr. Kennedy and the board to were able to utilize Mr. Carbiener’s deep knowledge of the Company and our industry during the CEO transition period and as we work toward resolving the outstanding legal and regulatory issues facing the Company. In connection with the change in Mr. Carbiener’s role, we entered into a new employment agreement with him effective as of July 7, 2011.

If Mr. Carbiener had terminated his employment with the Company in July 2011 rather than agreeing to remain with the Company in an advisory capacity, he would have been entitled to receive a lump sum payment equal to the unpaid portion of his current annual base salary of $880,000 through December 31, 2012, the expiration date of his prior employment agreement.

Mr. Carbiener’s new employment agreement terminates his prior employment agreement, and provides that Mr. Carbiener will continue to receive a base salary of $880,000 per year for the term of the agreement, which expires on December 31, 2012. He will not be eligible to participate in the Company’s annual cash incentive plan for 2011 or 2012, and he will not be eligible to participate in future awards under the Company’s equity incentive plans. Under the new employment agreement, Mr. Carbiener is entitled to customary benefits, including medical and other insurance coverage for himself and his eligible dependents, and is subject to customary post-employment restrictive covenants. If, during the term of the new employment agreement, Mr. Carbiener’s employment is terminated by LPS for any reason, he will be entitled to receive any earned but unpaid base salary and any expense reimbursement payments, and a lump-sum payment equal to the unpaid portion of his annual base salary for the remainder of the term of the agreement.

Executive Compensation Recoupment

In the event of a material restatement of our financial results, our board of directors will review the facts and circumstances that led to the restatement and will take such action as it may deem appropriate. The board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that, based upon the restatement, were not actually achieved. The board will also consider the accountability of any named executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The actions the board might take against a particular executive officer in such an event, depending on all facts and circumstances as determined during its review, include the pursuit of recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon achievement of financial results that were subsequently restated, disciplinary actions (up to and including termination), and/or the pursuit of other available remedies. In order to better protect the Company in such circumstances, our compensation committee included in our 2011 and 2012 annual incentive programs the ability to recoup an executive’s bonus upon a finding of fraud, a restatement of results, or in the event of certain errors or omissions.

Tax and Accounting Considerations

The compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. The compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and omnibus plan. Compensation paid under our annual incentive plan and awards granted under the omnibus plan are generally intended to qualify as performance-based compensation. However, in certain situations, the compensation committee may approve compensation that will not meet these requirements.

The compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David K. Hunt, Chairman

Alvin R. (Pete) Carpenter

Philip G. Heasley

James K. Hunt

Executive Compensation

The following table sets forth information concerning the 2011, 2010 and 2009 cash and non-cash compensation awarded to or earned by our named executive officers. The information in this table includes compensation earned by the individuals for services to LPS. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation Earnings ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(6)	Total ($)
Lee A. Kennedy	2011	565,000	—	5,456,370	737,100	—	—	94,555	6,853,025
Executive Chairman of the Board*	2010	250,000	—	1,140,578	1,173,960	188,693	—	28,347	2,781,578
	2009	72,917	100,000	1,134,800	1,203,529	500,000	—	59,420	3,070,665

Hugh R. Harris	2011	212,667	—	2,749,456	2,988,849	—	—	99	5,951,071
President and Chief Executive Officer*

Thomas L. Schilling	2011	475,000	270,000	1,304,560	638,280	356,250	—	19,635	3,063,725
Executive Vice President and Chief Financial Officer	2010	79,167	—	1,122,000	648,341	358,517	—	23	2,208,048

Daniel T. Scheuble	2011	600,000	—	2,282,980	1,109,700	607,500	—	64,619	4,664,799
Executive Vice President and Chief Operating Officer**	2010	545,000	—	2,013,158	1,173,960	514,189	—	59,985	4,306,192
	2009	515,000	—	1,191,540	1,245,030	1,287,500	—	65,156	4,304,226

Joseph M. Nackashi	2011	429,167	—	1,304,560	638,280	375,000	—	63,828	2,810,835
Executive Vice President and Chief Information Officer

Jeffrey S. Carbiener	2011	880,000	—	1,597,500	—	—	—	129,898	2,607,398
President and Chief Executive Officer*	2010	880,000	—	3,144,180	3,228,390	1,095,929	—	81,194	8,429,693
	2009	850,000	—	3,205,810	3,361,581	2,550,000	—	74,176	10,041,567

Eric D. Swenson	2011	197,436	—	—	—	172,000	—	5,921,949	6,291,385
Executive Vice President and Co-Chief Operating Officer**	2010	560,000	—	2,013,158	1,173,960	528,341	—	88,196	4,363,655
	2009	544,500	—	1,191,540	1,245,030	1,365,000	—	73,461	4,419,531

*

Jeffrey S. Carbiener served as our President and Chief Executive Officer until July 6, 2011, when he resigned from that position for significant health-related reasons. In addition to his role as Executive Chairman, Lee A. Kennedy served as our President and Chief Executive Officer on an interim basis until a permanent successor to Mr. Carbiener could be identified and appointed. Mr. Kennedy served in that capacity from July 6, 2011 until October 6, 2011. Hugh R. Harris was appointed by our board of directors to serve as President and Chief Executive Officer on October 6, 2011.

**

Daniel T. Scheuble and Eric D. Swenson both served as Executive Vice President and Co-Chief Operating Officer until March 31, 2011. At that time, the board appointed Mr. Scheuble to serve as our sole Executive Vice President and Chief Operating Officer, and Mr. Swenson ceased to serve as an officer of the Company. Mr. Swenson departed the Company April 30, 2011.

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plan.
(2)

With respect to Mr. Kennedy, reflects a one-time discretionary bonus paid in 2009 in recognition of the additional responsibilities he would assume in his role of Executive Chairman of the Board. With respect to Mr. Schilling, reflects a one-time discretionary bonus paid in 2012 in recognition Mr. Schilling’s leadership during 2011 in allaying the concerns of the Company’s institutional investors during the chief executive officer transitions, refinancing the Company’s debt and implementing a number of expense reduction initiatives, as well as conducting thorough financial operational reviews of the Company’s business lines as part of a business review process conducted by Mr. Harris upon joining the Company.

(3)

Represents the aggregate grant date fair value of restricted stock awards granted in fiscal years 2011, 2010 and 2009 computed in accordance with FASB ASC Topic 718. Grant date fair value is equal to the market value of our shares of common stock on the date of grant. In connection with Mr. Swenson’s departure from the Company, 38,000 shares of restricted stock, which represented all restricted stock held by Mr. Swenson that was not subject to performance-based vesting criteria, vested on April 30, 2011.

Subsequently, the 59,560 performance-based restricted shares held by Mr. Swenson vested on February 23, 2012 following the certification of the achievement of the performance criteria by our compensation committee. The vesting of Mr. Swenson’s restricted shares was pursuant to his employment agreement, and there was no incremental fair value associated with those vesting events.

(4)

Represents the aggregate grant date fair value of stock option awards granted in fiscal years 2011, 2010 and 2009. Assumptions used in the calculation of these amounts are included in note 15 to our consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2012. In connection with Mr. Swenson’s departure from the Company, 241,333 options, which represented all of the unvested stock options held by Mr. Swenson, vested pursuant to his employment agreement. There was no incremental fair value associated with the vesting of Mr. Swenson’s options.

(5)

Represents amounts paid pursuant to our annual incentive plan which were earned in 2011 and paid in 2012, earned in 2010 and paid in 2011, and earned in 2009 and paid in 2010. With respect to Mr. Swenson, the 2011 amount represents a prorated annual incentive payment for the portion of the year during which he was an LPS employee, which was paid pursuant to his employment agreement.

(6)

Amounts shown for 2011 include matching contributions to our 401(k) plan and employee stock purchase plan; dividends paid on restricted stock; life insurance premiums paid by LPS; dividends from the LPS split dollar plan, which are reinvested in the plan; premiums paid on the LPS special plan; personal use of a company airplane (which is calculated based upon the per seat hourly cost of operating the airplane and the number of hours of personal usage by the executive); and a financial and tax planning benefit (including a gross up for taxes). In addition, includes the cash termination payment made to Mr. Swenson pursuant to his employment agreement and a payout of accrued vacation time in connection with his departure from the Company.

	Kennedy	Harris	Schilling	Scheuble	Nackashi	Carbiener	Swenson
401(k) Matching Contributions	$—	$—	$7,350	$7,350	$7,350	$7,350	$7,350
ESPP Matching Contributions	79,250	—	—	40,313	28,313	—	20,738
Restricted Stock Dividends	11,045	—	5,835	13,208	5,937	35,433	16,424
Life Insurance Premiums	594	99	135	207	135	135	69
Dividends from Split Dollar Plan	—	—	—	—	—	8,356	—
Premiums for the Special Plan	—	—	—	—	—	55,001	—
Personal Airplane Use	1,699	—	—	—	1,699	8,130	—
Financial and Tax Planning Benefit	1,967	—	6,315	3,541	20,394	15,493	2,195
Termination Payment	—	—	—	—	—	—	5,821,327
Accrued Vacation Payment	—	—	—	—	—	—	53,846

Grants of Plan-Based Awards

The following table sets forth information concerning long-term incentive awards granted to the named executive officers by LPS during the fiscal year ended December 31, 2011, and non-equity incentive plan awards granted to the named executive officers by LPS during the fiscal year ended December 31, 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (Shares)	Target (Shares)	Maximum (Shares)
Lee A. Kennedy	2/8/2011	—	—	—	—	28,000	—	—	—	894,600	(4)
	5/18/2011	—	—	—	—	53,500	—	—	—	1,517,260	(4)
	5/18/2011	—	—	—	—	—	—	91,000	28.36	737,100	(5)
	7/28/2011	—	—	—	—	161,000	—	—	—	3,044,510	(4)
	8/11/2011	—	1,452,000	—	—	—	—	—	—	—
	N/A	125,000	250,000	500,000	—	—	—	—	—	—

Hugh R. Harris	10/5/2011	—	—	—	—	191,200	—	—	—	2,749,456	(4)
	10/5/2011	—	—	—	—	—	—	801,300	14.38	2,988,849	(5)

Thomas L. Schilling	5/18/2011	—	—	—	—	46,000	—	—	—	1,304,560	(4)
	5/18/2011	—	—	—	—	—	—	78,800	28.36	638,280	(5)
	9/21/2011	237,500	475,000	950,000	—	—	—	—	—	—
	N/A	237,500	475,000	950,000	—	—	—	—	—	—

Daniel T. Scheuble	5/18/2011	—	—	—	—	80,500	—	—	—	2,282,980	(4)
	5/18/2011	—	—	—	—	—	—	137,000	28.36	1,109,700	(5)
	9/21/2011	300,000	600,000	1,200,000	—	—	—	—	—	—
	N/A	405,000	810,000	1,620,000	—	—	—	—	—	—

Joseph M. Nackashi	5/18/2011	—	—	—	—	46,000	—	—	—	1,304,560	(4)
	5/18/2011	—	—	—	—	—	—	78,800	28.36	638,280	(5)
	N/A	214,584	429,167	858,334	—	—	—	—	—	—

Jeffrey S. Carbiener	2/8/2011	—	—	—	—	50,000	—	—	—	1,597,500	(4)

(1)

Except as otherwise described in this footnote, amounts reflect potential payments to be made under our annual incentive plan for which the performance period is fiscal 2011. The amounts shown in the Threshold column reflect the amount payable if the threshold level of performance is achieved, which is 50% of the target amount shown in the Target column. The amount shown in the Maximum column is 200% of such target amount. For Mr. Kennedy’s award granted August 11, 2011, reflects the target value of a potential cash incentive to be paid under the omnibus plan for which the performance period is July 1, 2011 through June 30, 2012. For Messrs. Schilling and Scheuble’s awards granted September 21, 2011, the amounts reflect the potential values of the retention awards based upon achievement of the performance criteria. The awards may be paid in cash or restricted stock, and one-third of the award will be paid on September 30, 2012 and the remainder will be paid on September 30, 2013, subject to achievement of the performance criteria and the executive’s continued employment with LPS.

(2)

Amounts reflect the number of shares of performance-based restricted stock granted to our named executive officers during 2011. The restricted shares granted to Messrs. Kennedy, Schilling, Scheuble and Nackashi on May 18, 2011, the shares granted to Mr. Kennedy on July 28, 2011, and the shares granted to Mr. Harris on October 5, 2011 vest ratably over three years on the anniversary of the date of grant, subject to the achievement of certain performance-based vesting criteria. The restricted shares granted to Messrs. Kennedy and Carbiener on February 8, 2011 vest on the second anniversary of the date of grant, subject to the achievement of performance-based vesting criteria. For a description of the performance-based vesting criteria associated with each of these awards, see “Stock Incentive Plan” below.

(3)

Amounts reflect the number of stock options granted under the omnibus plan to Messrs. Kennedy, Schilling, Scheuble and Nackashi on May 18, 2011, and to Mr. Harris on October 5, 2011. The options vest ratably over three years on the anniversary of the date of grant.

(4)	The grant date fair values of the shares of restricted stock granted in 2011 were determined based upon the closing price of our common stock on the date of grant, as follows:

Grant Date	Grant Date Fair Value Per Share
2/8/2011	$31.95
5/18/2011	$28.36
7/28/2011	$18.91
10/5/2011	$14.38

(5)	The grant date fair values of the options granted in 2011 were determined based upon the following:

Grant Date	Grant Date Fair Value Per Option
5/18/2011	$8.10
10/5/2011	$3.73

Employment Agreements

We have entered into employment agreements with each of our named executive officers. The general terms of each named executive officer’s employment agreement, other than Mr. Swenson’s, are described below. Mr. Swenson’s employment agreement is omitted because he departed the Company in April 2011.

Each of our continuing officers’ (which includes Messrs. Kennedy, Harris, Schilling, Scheuble and Nackashi) agreements has an initial term of three years and contains a provision for automatic annual extensions following the initial term unless either party provides timely notice that the term should not be extended. Each continuing officer’s employment agreement provides that he is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and that he and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. The agreements further provide that the continuing officer is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee. The continuing officers’ employment agreements do not provide for a tax gross-up in the event that the total payments and benefits made under the agreements or under other plans or arrangements between the Company and him were subject to the federal excise tax on parachute payments.

Lee A. Kennedy

Mr. Kennedy’s employment agreement provides that he will serve as the Company’s Executive Chairman of the Board, and will receive a minimum annual base salary of $250,000. The agreement further provides that Mr. Kennedy’s annual cash incentive target under our annual incentive plan will be at least 100% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results. We entered into Mr. Kennedy’s employment agreement in March 2010 and the initial term ends on December 31, 2012.

In connection with Mr. Kennedy’s interim appointment as President and Chief Executive Officer, we entered into an addendum to Mr. Kennedy’s employment agreement. The addendum is effective from July 6, 2011 through June 30, 2012, and sets forth the terms of Mr. Kennedy’s employment with the Company during the anticipated term of his service as interim President and Chief Executive Officer, including a new base salary of $880,000, a cash incentive opportunity of no more than 165% of his base salary, and additional equity incentive awards, as well as the Company’s obligations to Mr. Kennedy in the events he ceased to serve as CEO or his employment with LPS was terminated between July 6, 2011 and June 30, 2012. For a more detailed description of the addendum to Mr. Kennedy’s employment agreement, see “Compensation Discussion and Analysis—Interim President and Chief Executive Officer Compensation.”

Hugh R. Harris

Mr. Harris’ employment agreement provides that he will serve as the Company’s President and Chief Executive Officer, and will receive a minimum annual base salary of $880,000. The agreement further provides that Mr. Harris’ annual cash incentive target under our annual incentive plan will be at least 165% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Harris’ agreement also required us to pay him a retention incentive of $375,000 if he continued to be employed as our President and Chief Executive Officer on March 1, 2012, which amount has been paid to Mr. Harris. We entered into Mr. Harris’ employment agreement in October 2011 and the initial term ends on December 31, 2014.

Thomas L. Schilling

Mr. Schilling’s employment agreement provides that he will serve as the Company’s Executive Vice President and Chief Financial Officer, and will receive a minimum annual base salary of $475,000. Under his employment agreement, Mr. Schilling’s annual cash incentive target under our annual incentive plan will be at least 100% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results. We entered into Mr. Schilling’s employment agreement in October 2010 and the initial term ends on December 31, 2013.

Daniel T. Scheuble

Mr. Scheuble’s employment agreement provides that he will serve as Executive Vice President and Chief Operating Officer of the Company, and that Mr. Scheuble will receive a minimum annual base salary of $490,000. Under his employment agreement, Mr. Scheuble’s annual incentive bonus target under our annual incentive plan will be at least 125% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results. We entered into Mr. Scheuble’s employment agreement in December 2009 and the initial term will end on December 31, 2013.

Joseph M. Nackashi

We entered into an employment agreement with Mr. Nackashi in December 2009, and subsequently amended certain terms of that agreement in October 2011. Mr. Nackashi’s employment agreement, as amended, provides that he will serve as Executive Vice President and Chief Information Officer of the Company, and Mr. Nackashi will receive a minimum annual base salary of $500,000. Under his employment agreement, Mr. Nackashi’s annual cash incentive target under our annual incentive plan will be 100% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results. In addition, the amendment to Mr. Nackashi’s employment agreement provides that he will receive a cash retention incentive in an aggregate amount of $1,500,000, of which $500,000 shall be earned if the Mr. Nackashi continues to be employed by us on September 30, 2013, with the remaining $1,000,000 earned if Mr. Nackashi continues to be employed by the Company on September 30, 2014. The initial term of Mr. Nackashi’s employment agreement will end on December 31, 2013.

Jeffrey S. Carbiener

Mr. Carbiener’s executive employment agreement was terminated on July 6, 2011 in connection with his resignation from his position as President and Chief Executive Officer. For a description of Mr. Carbiener’s employment agreement in connection with his current position as Senior Advisor to our board of directors, see “Compensation Discussion & Analysis—Post-Termination Compensation and Benefits.”

Each named executive officer’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Stock Incentive Plan

We used the Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, or omnibus plan, for long-term incentive compensation of our executive officers in 2011. The omnibus plan is administered by our compensation committee and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. Eligible participants include all employees, directors and consultants of the Company and our subsidiaries, as determined by the committee. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The omnibus plan was most recently approved by our shareholders on May 19, 2011.

Each award granted under the omnibus plan is subject to an award agreement, which sets forth the participant’s rights with respect to the award. The stock options awarded in May 2011 and October 2011 have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued employment with us, and have a seven-year term. The performance-based restricted shares granted to our named executives during 2011 vest pursuant to the following conditions:

•

February 8, 2011 Performance-Based Restricted Share Awards: The restricted shares awarded to Messrs. Kennedy and Carbiener vest on the second anniversary of the date of grant, subject to the Company’s achievement of $100 million in annual market share gain between January 1, 2011 and December 31, 2011. The performance-based criteria for these awards are identical to the performance-based criteria included in the restricted share awards granted to Messrs. Scheuble and Nackashi on November 29, 2010.

•

May 18, 2011 Performance-Based Restricted Share Awards: The restricted shares awarded to Messrs. Kennedy, Schilling, Scheuble and Nackashi on this date vest proportionately each year over three years, subject to the Company’s achievement of $150 million in market share gain during the period beginning April 1, 2011 and ending December 31, 2013; provided that the performance criteria will be waived with respect to 1/3 of the shares upon the achievement of $50 million in market share gain during (i) the period beginning April 1, 2011 and ending December 31, 2011, (ii) the period beginning January 1, 2012 and ending December 31, 2012, and/or (iii) the period beginning January 1, 2013 and ending December 31, 2013.

•

July 28, 2011 Performance-Based Restricted Share Award: The restricted shares awarded to Mr. Kennedy on this date vest proportionately each year over three years, subject to the Company’s achievement of $150 million in market share gain during the period beginning June 1, 2011 and ending December 31, 2013; provided that the performance criteria will be waived with respect to 1/3 of the shares upon the achievement of $50 million in market share gain during (i) the period beginning June 1, 2011 and ending May 30, 2012, (ii) the period beginning January 1, 2012 and ending December 31, 2012, and/or (iii) the period beginning January 1, 2013 and ending December 31, 2013.

•

October 5, 2011 Performance-Based Restricted Share Award: The restricted shares awarded to Mr. Harris on this date vest proportionately each year over three years, subject to the Company’s achievement of 16.5% operating margin during any twelve month period between October 1, 2011 and June 30, 2013.

The time-based vesting requirements for each of the performance-based restricted stock awards described above are based on the executive’s continued employment with us. Dividends on the performance-based restricted stock will be accrued during the restricted period, and will be paid only if and when the restricted shares to which the dividends relate vest. In addition, following the vesting of the restricted stock, our executive officers must hold one-half of the after-tax shares for six months following vesting. The award agreement also sets forth the participant’s rights with respect to the award following termination of employment or service. In addition, the omnibus plan provides that all outstanding awards will immediately vest upon the occurrence of a change in control, unless the participant’s award agreement provides otherwise. Further details are set forth under “Potential Payments Upon Termination or Change in Control.”

The following table sets forth information concerning unexercised stock options and unvested restricted stock outstanding as of December 31, 2011 for each named executive officer:

Outstanding Equity Awards at Fiscal Year-End

							Stock Awards
		Option Awards					Number of Shares or Units of Stock that have not Vested (#)(3)		Market Value of Shares or Units of Stock that have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(5)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that have not Vested ($)(4)
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#)(2) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Lee A. Kennedy	8/13/2008	8,500		—	34.58	8/13/2015	—		—	—	—
	5/14/2009	96,667		48,333	28.37	5/14/2016	13,333		200,928	—	—
	5/10/2010	36,000		72,000	36.14	5/10/2017	21,040		317,073	—	—
	2/8/2011	—		—	—	—	—		—	28,000	421,960
	5/18/2011	—		91,000	28.36	5/18/2018	—		—	53,500	806,245
	7/28/2011	—		—	—	—	—		—	161,000	2,426,270

Hugh R. Harris	10/5/2011	—		801,300	14.38	10/5/2018	—		—	191,200	2,881,384

Thomas L. Schilling	10/28/2010	28,667		57,333	27.50	10/28/2017	17,333		261,208	—	—
	10/28/2010	—		—	—	—	8,880	(6)	133,822	—	—
	5/18/2011	—		78,800	28.36	5/18/2018	—		—	46,000	693,220

Daniel T. Scheuble	3/9/2005	29,267	(7)	—	13.67	3/9/2015	—		—	—	—
	12/22/2006	85,800	(8)	—	35.18	12/22/2014	—		—	—	—
	12/20/2007	228,800	(8)	—	37.20	12/20/2014	—		—	—	—
	8/13/2008	100,000		—	34.58	8/13/2015	—		—	—	—
	5/14/2009	100,000		50,000	28.37	5/14/2016	14,000		210,980	—	—
	5/10/2010	36,000		72,000	36.14	5/10/2017	21,040		317,073	—	—
	11/29/2010	—		—	—	—	—		—	28,000	421,960
	5/18/2011	—		137,000	28.36	5/18/2018	—		—	80,500	1,213,135

Joseph M. Nackashi	3/9/2005	1,756	(7)	—	13.67	3/9/2015	—		—	—	—
	12/22/2006	28,600	(8)	—	35.18	12/22/2014	—		—	—	—
	12/20/2007	45,760	(8)	—	37.20	12/20/2014	—		—	—	—
	8/13/2008	37,500		—	34.58	8/13/2015	—		—	—	—
	5/14/2009	40,000		20,000	28.37	5/14/2016	6,666		100,457	—	—
	5/10/2010	15,667		31,333	36.14	5/10/2017	9,266		139,639	—	—
	11/29/2010	—		—	—	—	—		—	15,000	226,050
	5/18/2011	—		78,800	28.36	5/18/2018	—		—	46,000	693,220

Jeffrey S. Carbiener	2/12/2002	6,443	(8)	—	27.92	2/12/2012	—		—	—	—
	2/12/2002	43,997	(8)	—	27.92	2/12/2012	—		—	—	—
	2/4/2005	27,656	(8)	—	28.15	2/4/2012	—		—	—	—
	2/1/2006	400,400	(8)	—	34.51	2/1/2013	—		—	—	—
	12/20/2007	343,200	(8)	—	37.20	12/20/2014	—		—	—	—
	8/13/2008	250,000		—	34.58	8/13/2015	—		—	—	—
	5/14/2009	270,000		135,000	28.37	5/14/2016	37,666		567,627	—	—
	5/10/2010	99,000		198,000	36.14	5/10/2017	58,000		874,060	—	—
	2/8/2011	—		—	—	—	—		—	50,000	753,500

Eric D. Swenson (9)	12/22/2006	85,800	(8)	—	35.18	4/30/2012	—		—	—	—
	12/20/2007	228,800	(8)	—	37.20	4/30/2012	—		—	—	—
	8/13/2008	100,000		—	34.58	7/31/2012	—		—	—	—
	5/14/2009	150,000		—	28.37	7/31/2012	—		—	—	—
	5/10/2010	108,000		—	36.14	7/31/2012	—		—	—	—
	11/29/2010	—		—	—	—	—		—	28,000	421,960

(1)	Reflects the original date of grant of the award.
(2)	The unvested options listed above vest annually over three years from the date of grant.
(3)

The shares of restricted stock granted on May 14, 2009 vest ratably over three years on the anniversary of the date of grant. The shares of restricted stock granted on May 10, 2010 and October 28, 2010 vest ratably over three years on the anniversary of the date of grant, and were subject to performance-based vesting criteria which had been certified as achieved by our compensation committee as of December 31, 2011.

(4)	Market value of unvested restricted stock awards is based on a closing price of $15.07 for a share of our common stock on the New York Stock Exchange on December 30, 2011.
(5)

Amounts represent awards of performance-based restricted stock for which the performance-based vesting criteria had not been certified by our compensation committee as of December 31, 2011. The performance-based restricted stock granted on November 29, 2010 and February 8, 2011 vests on the second anniversary of the date of grant, subject to the achievement of the performance-based criteria. The performance-based restricted stock granted on May 18, 2011, July 28, 2011 and October 5, 2011 vests ratably over three years on the anniversary of the date of grant, subject to the achievement of the performance-based criteria. For a description of the performance-based criteria associated with these awards, see “Stock Incentive Plan” above.

(6)

These restricted shares were granted to Mr. Schilling as a retention award at the time of his hire and were not subject to performance-based vesting criteria. Of these shares, 40% vested on the first anniversary of the date of grant, and the remaining 60% will vest on the second anniversary of the date of grant.

(7)	These options were originally granted by former FIS under a plan assumed by FIS in the Certegy merger.
(8)	These options were originally granted by Certegy or FIS under the Certegy Inc. Stock Incentive Plan prior to the spin-off.
(9)

In connection with his departure from the Company, all of Mr. Swenson’s outstanding awards of stock options and restricted stock vested on April 30, 2011 pursuant to his employment agreement, except for the performance-based restricted shares granted on November 29, 2010, which were contingent upon the satisfaction of performance criteria that had not been certified as of December 31, 2011. The expiration of Mr. Swenson’s options granted on August 13, 2008, May 14, 2009 and May 10, 2010 is based upon Mr. Swenson continuing as a consultant to the Company until April 30, 2012 pursuant to the terms of his consulting agreement.

The following table sets forth information concerning each exercise of LPS stock options, SARs and similar instruments, and each vesting of FIS and LPS stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2011 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lee A. Kennedy	—	—	24,703	701,304
Hugh R. Harris	—	—	—	—
Thomas L. Schilling	—	—	14,587	258,628
Daniel T. Scheuble	—	—	34,520	886,961
Joseph M. Nackashi	—	—	15,051	393,573
Jeffrey S. Carbiener	—	—	91,667	2,371,167
Eric D. Swenson(1)	19,511	369,064	69,560	2,074,151

(1)

In connection with his departure from the Company, all of Mr. Swenson’s outstanding awards of restricted stock vested on April 30, 2011 pursuant to his employment agreement, except for the performance-based restricted shares granted on November 29, 2010 which were subject to the achievement of performance criteria.

The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified:

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Jeffrey S. Carbiener	Special Plan	—	55,001	(18,884)	—	229,601

(1)

Reflects premiums paid on a life insurance policy in 2011. Mr. Carbiener’s benefit under the LPS special plan is based on the excess of the cash surrender value in the policy over the total premiums paid.

(2)	Represents the change in the executive’s interest in 2011.
(3)	Represents the executive’s interest as of December 31, 2011.

The LPS Special Plan and LPS Split Dollar Plan

Following the spin-off, Mr. Carbiener retained death benefits under the FIS Executive Life and Supplemental Retirement Benefit Plan, which obligations we subsequently assumed solely with respect to Mr. Carbiener. We refer to this plan as the “LPS split dollar plan.” The purpose of the LPS split dollar plan is to reward executives for their service to the company and to provide an incentive for future service and loyalty. The plan provides benefits through life insurance policies on the lives of participants. However, as a result of amendments made to the plan to comply with applicable law resulting from the Sarbanes-Oxley Act of 2002, the LPS split dollar plan does not provide Mr. Carbiener with a deferred cash accumulation benefit.

Prior to the spin-off, to replace the lost cash accumulation benefits, FIS adopted the FIS Special Supplemental Executive Retirement Plan. Following the spin-off, we assumed the obligations under this plan with respect to Mr. Carbiener, which we refer to as the “LPS special plan.” The LPS special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit opportunity that would have been available had they been able to continue participation in the split dollar plan. Participants’ interests under the LPS special plan are based on the excess of the cash surrender value of a life insurance policy on the executive over the total premium payments paid. A participant’s interest fluctuates based on the performance of investments in which the participant’s interest is deemed invested. The LPS special plan provides that following a change in control, the participants may select investments; however, their right to select investments is forfeited if they violate the plan’s non-competition provisions within one year after termination of employment. To date, investment decisions regarding Mr. Carbiener’s participant interests have been made by a third party investment advisor. The table below shows the investments available for selection, as well as the rates of return for those investments for 2011.

Name of Fund	2011 Rate of Return
PSF Emerging Markets	(17.97)%
T. Rowe Price Equity Income Portfolio-II	(1.02)%
PSF Inflation Managed	11.85%
PSF Inflation Protected	8.08%
PSF Short Duration Bond	0.87%
PSF Portfolio Optimization Aggressive-Growth	(11.38)%
BlackRock Global Allocation V.I. III	(3.64)%
GE Investments Total Return Fund Class 3	(3.10)%
PIMCO Global Multi-Asset Portfolio—Advisor Class	(1.80)%
Templeton Global Bond Securities Fund Class 2	(0.87)%
PSF Health Sciences	11.94%
PSF Floating Rate Loan	2.50%
PSF High Yield Bond	3.42%
PSF Diversified Bond	5.94%
PSF Managed Bond	3.84%
PSF International Small-Cap	(12.27)%
PSF International Large-Cap	(10.12)%
Janus Aspen Overseas Portfolio Service Shares	(32.34)%
PSF International Value	(12.90)%
PSF American Funds Growth-Income	(2.24)%
PSF Dividend Growth	3.27%
PSF Main Street Core	0.48%
Lazard Retirement U.S. Strategic Equity Portfolio	1.96%
PSF American Funds Growth	(4.66)%
PSF Focused 30	(9.70)%
PSF Growth LT	(6.06)%
PSF Large-Cap Growth	1.07%
Fidelity VIP Growth Service Class 2	(0.03)%
T. Rowe Price Blue Chip Growth Portfolio-II	1.36%
PSF Comstock	(2.11)%
PSF Large-Cap Value	4.72%
BlackRock Basic Value V.I. III	(2.78)%
PSF Mid-Cap Equity	(5.40)%
LM CBA Mid Cap Core Portfolio Class II	(4.14)%
PSF Mid-Cap Growth	(7.81)%
Fidelity VIP Mid Cap Service Class 2	(10.85)%

Name of Fund	2011 Rate of Return
PSF Mid-Cap Value	(5.69)%
PSF Pacific Dynamix—Conservative Growth	2.92%
PSF Portfolio Optimization Conservative	(0.52)%
PSF Portfolio Optimization Moderate—Conservative	(3.25)%
Fidelity VIP Freedom Income Service Class 2	1.39%
PSF American Funds Asset Allocation	0.93%
PSF Pacific Dynamix—Growth	(1.85)%
PSF Portfolio Optimization Growth	(8.60)%
Fidelity VIP Freedom 2015 Service Class 2	(0.52)%
Fidelity VIP Freedom 2020 Service Class 2	(1.24)%
Fidelity VIP Freedom 2025 Service Class 2	(2.35)%
Fidelity VIP Freedom 2030 Service Class 2	(2.83)%
PSF Pacific Dynamix—Moderate Growth	0.48%
PSF Portfolio Optimization Moderate	(6.00)%
Fidelity VIP Freedom 2010 Service Class 2	(0.43)%
PSF Cash Management	0.00%
Fidelity VIP Contrafund Service Class 2	(2.78)%
LM CBA Aggressive Growth Portfolio Class II	2.16%
Lord Abbett Series Fund Fundamental Equity Portfolio VC	(4.49)%
Janus Aspen Enterprise Portfolio Service Shares	(1.65)%
Fidelity VIP Value Strategies Service Class 2	(9.04)%
Van Eck VIP Global Hard Assets Fund	(16.45)%
PSF Real Estate	6.12%
PSF Equity Index	1.82%
PSF Technology	(4.90)%
PSF Small-Cap Index	(4.51)%
PSF Small-Cap Value	2.31%
Royce Capital Fund—Micro-Cap Portfolio Service Class	(12.26)%
PSF Small-Cap Growth	(3.10)%
MFS VIT New Discovery Series Service Class	(10.49)%
PSF Small-Cap Equity	(3.38)%
PSF Long/Short Large-Cap	(2.60)%
MFS VIT Utilities Series Service Class	6.51%

If a participant terminates employment for good reason, or if the participant’s job is eliminated, payments under the LPS split dollar plan must begin fifteen years after the participant’s commencement date under the plan or after the participant turns sixty years old, whichever is later. The spin-off was treated as an elimination of Mr. Carbiener’s job for purposes of the split dollar plan. Participants can also elect to get payments earlier if both (1) seven years have passed since the participant’s commencement date under the LPS split dollar plan and (2) the participant retires or turns sixty years old. For this purpose, the term “retire” means the participant’s termination of employment after (1) turning age sixty-five, (2) turning age fifty-five and having five years of vesting service or (3) turning age fifty and having the participant’s age plus years of benefit service equal at least seventy-five.

A participant can elect to get the payments in either a single lump sum or in installments over a period of between two and ten years. If the participant elects installment payments, we will credit the undistributed principal amount with 5% simple annual interest. If a participant elects to receive a lump sum distribution, we can make the distribution either in cash or by transferring an interest in the policy. If the benefit is less than $10,000, or the participant violates the plan’s non-competition provisions within a one-year period after termination of employment, then the administrator can force a lump sum distribution. Unless a participant violates the plan’s non-competition provisions within one-year after termination of employment, we will pay an additional gross up based on the administrator’s estimate of the tax savings realized by it by being able to deduct the payments from its federal, state and local taxes. Participants’ benefits derive solely from the terms of the LPS special plan and are unsecured. Participants do not have rights under the insurance policies.

In connection with the Certegy merger, a rabbi trust was funded with sufficient monies to pay all future required insurance premiums under the LPS split dollar plan and to pay all of the participant interests as defined in the LPS special plan, including with respect to Mr. Carbiener.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans and the named executive officers’ employment agreements if their employment had terminated on December 31, 2011. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock.

In the case of Mr. Swenson, we have described the termination payments made to him under his employment agreement and the treatment of his equity awards in connection with his departure from the Company in April 2011 below under the heading “Actual Payments Upon Termination of Employment.”

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, Mr. Carbiener also has benefits under the LPS split dollar plan and the LPS special plan. These plans, and Mr. Carbiener’s benefits under them, are discussed in the Compensation Discussion & Analysis section and the Nonqualified Deferred Compensation table and accompanying narrative.

Potential Payments under Employment Agreements

As discussed previously, as of December 31, 2011, we had employment agreements with Messrs. Kennedy, Harris, Schilling, Scheuble, Nackashi and Carbiener. These agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios.

Under our employment agreements with Messrs. Harris, Schilling, Scheuble and Nackashi, if LPS terminates the executive’s employment for any reason other than for cause or due to the executive’s death or disability, or if the executive terminates his employment with LPS for good reason, then the executive is entitled to receive:

•	any earned but unpaid base salary, any expense reimbursement payments owed and any earned but unpaid annual incentive payments relating to the prior year, which we refer to as “accrued obligations”;

•	a prorated annual incentive based on the incentive the executive would have earned for that year;

•

a lump-sum payment equal to 300% with respect to Messrs. Harris, Schilling and Scheuble, and 200% with respect to Mr. Nackashi, of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•	immediate vesting and/or payment of all equity awards (other than those based on satisfaction of performance criteria, which shall only vest pursuant to their express terms); and

•

continued receipt of health insurance benefits for a period of three years, reduced by comparable benefits he may receive from another employer, and a lump sum payment equal to the cost of three years of COBRA premiums based on the executive’s level of coverage prior to termination.

In connection with Mr. Kennedy’s interim appointment as President and Chief Executive Officer, we entered into an addendum to Mr. Kennedy’s employment agreement. The addendum is effective from July 6, 2011 through June 30, 2012, and sets forth the terms of Mr. Kennedy’s employment with the Company during the anticipated term of his service as interim President and Chief Executive Officer, including the Company’s obligations to Mr. Kennedy in the event of the termination of his employment with LPS between July 6, 2011 and June 30, 2012. Under the addendum to Mr. Kennedy’s employment agreement, if LPS terminates his employment for any reason other than for cause or due to his death or disability, or if Mr. Kennedy terminates his employment with LPS for good reason, then Mr. Kennedy is entitled to receive:

•

any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual incentive payments relating to the prior year, which we refer to as “addendum accrued obligations”;

•	a lump sum payment equal to the unpaid portion of Mr. Kennedy’s base salary of $880,000 for the term of the addendum;

•

a lump-sum payment equal to 300% of the sum of (1) Mr. Kennedy’s annual base salary as Executive Chairman of $250,000, and (2) the highest annual incentive paid to Mr. Kennedy within the three years preceding his termination;

•	within 30 days after the end of the performance period, any amounts owed to Mr. Kennedy pursuant to his cash incentive opportunity for the term of the addendum;

•	immediate vesting and/or payment of all equity awards (other than those based on satisfaction of performance criteria, which shall only vest pursuant to their express terms); and

•

continued receipt of health insurance benefits for a period of 18 months, reduced by comparable benefits he may receive from another employer, and a lump sum payment equal to the cost of 18 months of COBRA premiums based on Mr. Kennedy’s level of coverage prior to termination.

If any of Messrs. Kennedy’s, Harris’, Schilling’s, Scheuble’s or Nackashi’s employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations or, in the case of Mr. Kennedy, addendum accrued obligations;

•

a prorated bonus based on (a) the target annual incentive opportunity in the year in which the termination occurs or the prior year if no target annual incentive opportunity has yet been determined (or, in the case of Mr. Kennedy, the target cash incentive for the term of the addendum) and (b) the fraction of the year (or, in the case of Mr. Kennedy, the fraction of the addendum term) the executive was employed; and

•	the unpaid portion of the executive’s base salary for the remainder of the term of the employment agreement, or in the case of Mr. Kennedy, the remainder of the addendum term.

In addition, their employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

Under the employment agreements, “cause” means:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care;

•	willful neglect of duties;

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty;

•	material breach of the employment agreement; or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

For purposes of the employment agreements, “good reason” means:

•	a material diminution in the executive’s position or title, or the assignment of duties materially inconsistent with the executive’s position;

•	a material diminution in the executive’s annual base salary or incentive opportunity;

•	LPS’s material breach of any of our other obligations under the employment agreement; or

•	within six months immediately preceding or within two years immediately following a change in control:

(a)	a material adverse change in the executive’s status, authority or responsibility;

(b)	a change in the person to whom the executive reports that results in a material adverse change to his service relationship or the conditions under which he performs his duties;

(c)	a material adverse change in the position to whom the executive reports or a material diminution in the authority, duties or responsibilities of that position;

(d)	a material diminution in the budget over which the executive has managing authority; or

(e)	a material change in the executive’s geographic location.

In the case of Mr. Harris, any material change in his geographic location would constitute “good reason” regardless of whether it occurred in connection with a change in control.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he first knows the event has occurred or within 90 days of a change in control in the case of an event occurring within the six months preceding a change in control. We have 30 days to cure the event.

Under the agreements, “change in control” means:

•	an acquisition by an individual, entity or group of more than 50% of our voting power;

•

a merger or consolidation in which LPS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction;

•

a reverse merger in which LPS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger;

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office;

•

a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (a) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (b) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or

•	our shareholders approve the complete liquidation or dissolution of LPS.

The agreements provide us and our shareholders with important protections and rights, including the following:

•	severance benefits under the agreements are conditioned upon the executive’s execution of a full release of LPS and related parties, thus limiting our exposure to law suits from the executive;

•

the executive is prohibited from competing with us during employment and for one year thereafter unless (i) in the cases of Messrs. Kennedy or Schilling, the executive’s employment terminates for a reason that entitles him to severance payments, or (ii) in the cases of Messrs. Kennedy, Schilling or Scheuble, the termination is due to our decision not to extend the employment agreement term; and

•	The executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Our continuing officers’ employment agreements do not provide for tax gross-ups. Furthermore, in May 2009, our compensation committee adopted a policy stating that we will not enter into new employment agreements or materially amended employment agreements with our named executive officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

Mr. Carbiener’s executive employment agreement was terminated on July 6, 2011 in connection with his resignation from his position as President and Chief Executive Officer. On July 7, 2011, we entered into a new employment agreement with Mr. Carbiener which sets forth the terms of Mr. Carbiener’s employment with us as Senior Advisor to our board of directors. The term of Mr. Carbiener’s new employment agreement ends on December 31, 2012. If, during the term of his new employment agreement, Mr. Carbiener’s employment is terminated by LPS for any reason, he will be entitled to receive any earned but unpaid base salary and any expense reimbursement payments, and a lump-sum payment equal to the unpaid portion of his annual base salary for the remainder of the term of the agreement.

Potential Payments under the Omnibus Plan

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the omnibus plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control, any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•

an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•

during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, or incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board, and provided further that any individual whose initial assumption of office occurred as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board will not be considered as though such individual were a member of the incumbent board;

•

the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our shareholders immediately before the transaction continue to have beneficial ownership of more than 50% of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

Potential Death Benefits

In addition to the death benefits provided under the employment agreements, Mr. Carbiener’s designated beneficiaries would be entitled to death benefits of approximately $4,000,000 under the split dollar plan.

Estimated Payments and Benefits upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated December 31, 2011. In general, any cash severance payments would be paid in a lump sum within 30 days from the termination date. However, to the extent required by Section 409A of the Internal Revenue Code, the payments would be deferred for six months following termination. If the payments are deferred, the amounts that would otherwise have been paid during the six month period would be paid in a lump sum after the six month period has expired.

For a termination of employment by us not for cause or a termination by the executive for good reason, the following cash payments would be made under the named executive officers’ employment agreements: Mr. Kennedy $2,690,000; Mr. Harris $6,996,000; Mr. Schilling $2,850,000; Mr. Scheuble $5,497,500; and

Mr. Nackashi $2,480,000. Each of Messrs. Kennedy, Harris, Schilling, Scheuble and Nackashi would also be entitled to continuation of health insurance benefits provided by LPS for three years and a lump sum payment equal to the cost of COBRA coverage on the termination date. The estimated amount of the lump sum payment is approximately $51,000 per executive. Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Kennedy $1,760,000; Mr. Harris $2,640,000; Mr. Schilling $950,000; Mr. Scheuble $600,000; and Mr. Swenson $500,000. If LPS had terminated Mr. Carbiener’s employment on December 31, 2011 for any reason, he would have received a lump sum payment equal to $880,000. If Mr. Carbiener’s employment terminated due to his death on December 31, 2011, he would also have been eligible to receive death benefits of approximately $4,000,000 under the split dollar plan.

For a description of the termination payments made to Mr. Swenson with respect to his departure in April 2011, see “Actual Payments Upon Termination of Employment” below.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, each of our named officers had outstanding unvested stock options and restricted stock awards as of December 31, 2011. Under the employment agreements of Messrs. Kennedy, Harris, Schilling, Scheuble and Nackashi, all stock options and restricted stock awards that are not subject to performance-based vesting criteria (i.e., all awards other than the restricted stock awards granted to our executives in November 2010 or during 2011) would vest upon any termination of employment by us not for cause or a termination by the executive for good reason. In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date. Furthermore, under the terms of the omnibus plan, all of the stock options and restricted stock awards held by the named executive officers as of December 31, 2011, except those granted on February 8, 2011, May 18, 2011 and July 28, 2011, would have vested upon a change in control.

All of the unvested stock options held by our continuing officers other than Mr. Harris were out of the money on December 31, 2011. The estimated value of the stock options held by Mr. Harris that would have vested upon a termination of his employment on December 31, 2011 that was by us not for cause or by Mr. Harris for good reason would have been $552,897. The estimated value of restricted stock awards held by our continuing officers that would have vested upon a termination of employment on December 31, 2011 by us not for cause or by the executive for good reason would be as follows: Mr. Kennedy $518,001; Mr. Schilling $395,030; Mr. Scheuble $528,053; and Mr. Nackashi $240,095. As of December 31, 2011, all of Mr. Swenson’s equity awards other than the November 2010 performance-based restricted stock grant had vested pursuant to his employment agreement in connection with his departure from the Company in April 2011. Mr. Carbiener’s current employment agreement does not provide for the automatic vesting of equity awards.

If a change in control had occurred on December 31, 2011, these same amounts would have vested pursuant to the terms of the omnibus plan. In addition, performance-based restricted shares granted to Messrs. Scheuble, Nackashi and Swenson in November 2010 and Mr. Harris in October 2011 would have vested upon a change in control pursuant to the omnibus plan. The estimated value of these performance-based restricted shares as of December 31, 2011 would be as follows: Mr. Harris $2,881,384; Mr. Scheuble $421,960; Mr. Nackashi $226,050; and Mr. Swenson $421,960.

The above estimates are based on a stock price of $15.07 per share, which was the closing price of our common stock on December 31, 2011. The stock option amount for Mr. Harris reflects the excess of this share price over the exercise price of his unvested stock options. The restricted stock amounts were determined by multiplying the number of shares that would vest by $15.07.

For a description of the treatment of Mr. Swenson’s stock option and restricted stock awards in connection with his departure in April 2011, see “Actual Payments Upon Termination of Employment” below.

Actual Payments Upon Termination of Employment

Mr. Swenson’s departure was considered a termination without cause under his employment agreement. At the time of his termination, Mr. Swenson received a base salary of $560,000, had a target of 125% of base salary under our annual incentive plan (based upon his target set by our compensation committee in 2010), participated in our long-term incentive awards, and was eligible to participate in the same compensation and benefit plans as our other executives and employees. Further detail regarding Mr. Swenson’s compensation in 2011 can be found in the Summary Compensation Table.

Because Mr. Swenson’s termination was without cause, he received the following cash payments under his employment agreement:

•	any earned but unpaid base salary, any expense reimbursement payments owed and any earned but unpaid annual incentive payments relating to the prior year;

•	a prorated annual incentive payment in the amount of $172,000 based on the annual cash incentive he would have been eligible to receive under our 2011 annual incentive program;

•

a lump-sum payment equal to $5,775,000, which equals 300% of the sum of his (1) annual base salary and (2) the highest annual incentive paid to the him within the three years preceding his termination; and

•	a lump sum payment of approximately $46,000, which represents 36 months of monthly COBRA premiums.

For so long as Mr. Swenson pays the full monthly premiums for COBRA coverage, he will be entitled to continued receipt of health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer. In addition, pursuant to his employment agreement, all of Mr. Swenson’s awards under our omnibus plan other than the November 2010 performance-based restricted stock grant vested, and the time-based vesting requirements under the November 2010 performance-based restricted stock grant were waived, at the time of his termination on April 30, 2011. As of April 30, 2011, Mr. Swenson held 241,333 unvested stock options with a market value of $106,000, and 69,560 shares of restricted stock that were not subject to performance-based vesting criteria with a market value of $2,047,151, all of which vested pursuant to his employment agreement. The market value of Mr. Swenson’s options and restricted stock is based on the closing price of our stock on the New York Stock Exchange on April 29, 2011. Subsequently, our compensation committee certified the achievement of the performance-based criteria for Mr. Swenson’s November 29, 2010 performance-based restricted stock grant. Those shares vested on February 23, 2012 and had an aggregate value of $634,200 based on our closing price on that date.

At the time of Mr. Swenson’s termination, we entered into a consulting agreement with him pursuant to which he provides us with assistance on certain strategic projects until April 30, 2012. In exchange for his services under the consulting agreement, Mr. Swenson received a flat fee of $140,000 for the first three months of the agreement, and a fee of $1,000 per month thereafter. The consulting agreement contains covenants by Mr. Swenson with respect to confidentiality, non-competition and non-solicitation. Mr. Swenson may terminate the consulting agreement upon 30 days notice. In the event the consulting agreement is terminated, we will pay Mr. Swenson the monthly fee for the month in which the consulting agreement was terminated, plus any prior months for which the fee has not already been paid, and neither party shall have any further obligations under the consulting agreement.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of David K. Hunt (Chair), Alvin R. (Pete) Carpenter, Philip G. Heasley and James K. Hunt. During 2011, no member of the compensation committee was a former or current officer or employee of LPS or any of its subsidiaries. In addition, during 2011, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Compensation Risk

In the first quarter of 2012, we conducted an assessment of the risk of our compensation programs, including those for our executive officers. In connection with the risk assessment, management reviewed 2011 revenue, earnings before interest and taxes, headcount, overall compensation and variable compensation for the Company as a whole and for each of our business units. Management interviewed business unit managers about their units’ bonus and commission plans, and presented its findings to the compensation committee. The compensation committee reviewed and evaluated this information with the assistance of its consultant, Strategic Compensation Group, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company.

With respect to our compensation policies for our executive officers, we believe that our allocation of overall compensation among base salary and annual and long-term incentive amounts encourages our executives to deliver strong results for our shareholders without taking excessive risk. Our compensation committee sets our executives’ base salaries at levels that provide our executives with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with the executives’ at-risk, performance-based awards, motivate them to perform at a high level. With respect to executives’ incentive opportunities under our annual incentive plan, we believe that our use of measurable corporate financial performance goals and multiple performance levels associated with minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate against excessive risk-taking. We also believe that our strategic balancing of stock options and restricted stock, use of multi-year vesting schedules, and use of performance-based vesting criteria for our restricted stock encourages our executives to deliver incremental value to our shareholders while mitigating risk.

Director Compensation

Our compensation committee is responsible for reviewing and setting the compensation for our directors. The committee’s process for setting director compensation is similar to its process for reviewing and approving executive compensation. Each year, Strategic Compensation Group, the committee’s independent consultant, conducts a review of our board compensation programs. In conducting its review, Strategic Compensation Group gathers marketplace data concerning board and committee retainers and meeting fees, long-term incentives, total cash compensation and total compensation using the same marketplace surveys and Study Group data it utilizes for its executive compensation review. The committee considers this data in making its director compensation decisions to assess our directors’ compensation relative to the market, although its ultimate decisions are subjective judgments. Strategic Compensation Group will then provide its recommendations on director compensation to David K. Hunt, the chairman of the compensation committee, and then to the full committee. Management does not play a role in determining director compensation.

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. During 2011, all of our non-employee directors each received an annual retainer of $60,000, payable quarterly, plus $2,000 for each board meeting and $1,500 for each committee meeting the director attends. The chairman and each member of our audit committee and our compliance subcommittee received an additional annual retainer (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on our audit committee and compliance subcommittee. In 2011, the chairman and each member of our compensation committee and our corporate governance and nominating committee received an additional annual retainer (payable in quarterly installments) of $15,000 and $8,000, respectively, for their service on those committees. In July 2011, our board established a search committee, composed of Alvin R. (Pete) Carpenter (Chairman), Lee A. Kennedy, David K. Hunt and James K. Hunt, to be responsible for conducting a search to identify and recommend to the board a candidate to serve as our president and chief executive officer on a permanent basis. Mr. Carpenter, as chairman of the search committee, received a retainer of $20,000 for the third and fourth quarters of 2011, and the other non-executive members of that committee received retainers of $10,000 for the third and fourth quarters of 2011. No meeting fees were paid in connection with service on the search committee. In September 2011, as part of its annual director compensation review, our compensation committee approved an increase to the annual retainer for board members to $65,000 (payable quarterly), with the change being effective for the fourth quarter of 2011. At that time, our compensation committee also approved a one-time retainer for our lead director, Alvin R. Carpenter, of $20,000 after considering the significant time and effort Mr. Carpenter spent in 2011 in connection with our search for a new president and chief executive officer and on our regulatory matters. Our board may designate additional committees or sub-committees from time to time, and the compensation committee may establish such retainers and/or meeting fees for those non-standing committees as it deems to be appropriate.

In May 2012, our directors also received stock options and performance-based restricted stock under our omnibus plan with an aggregate grant date fair value of approximately $150,000. Our lead director received additional options and performance-based restricted stock with an additional grant date fair value of approximately $50,000 in consideration of the additional responsibilities and demands on his time associated with the lead director position. The stock options awarded in May 2011 have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued service as a director, and have a seven-year term. Subject to the satisfaction of the performance-based vesting criteria described in the next sentence, the performance-based restricted stock awarded in May 2011 vests proportionately each year over three years based on the director’s continued service. However, in order for any of the performance-based restricted shares to vest, the Company must achieve $150 million in market share gain during the period beginning April 1, 2011 and ending December 31, 2013; provided that the performance criteria will be waived with respect to 1/3 of the shares upon the achievement of $50 million in market share gain during (i) the period beginning April 1, 2011 and ending December 31, 2011, (ii) the period beginning January 1, 2012 and ending December 31, 2012, and/or (iii) the period beginning January 1, 2013 and ending December 31, 2013. Dividends on the performance-based restricted stock will be accrued during the restricted period, and will be paid only if and when the restricted shares to which the dividends relate vest.

In addition, new directors who join our board also receive awards of options and restricted stock with an aggregate grant date fair value of approximately $150,000. The stock options and restricted stock awarded to new directors vest proportionately each year over three years based on continued service, and the options have an exercise price equal to the fair market value of a share of our common stock on the date of grant and a seven-year term. Grants of restricted stock made to new directors are not subject to performance-based vesting criteria. Susan E. Lester received a new director grant in February 2011.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings and for reasonable fees and expenses associated with attending director education programs. Our directors are also eligible to participate in our deferred compensation plan to the extent they elect to defer any board or committee fees. David K. Hunt, James K. Hunt and Susan E. Lester currently participate in the deferred compensation plan.

On December 31, 2011, John F. Farrell, Jr. retired from our board of directors in accordance with our mandatory director retirement policy. Effective upon his retirement, we entered into a consulting agreement with Mr. Farrell pursuant to which he will continue to advise the Company on various strategic projects. Mr. Farrell will receive a flat fee of $60,000, which shall be payable in four equal quarterly installments of $15,000. The consulting agreement will have a term of one year and may be terminated by Mr. Farrell upon 30 days’ notice. The consulting agreement contains covenants by Mr. Farrell with respect to confidentiality, non-competition and non-solicitation. In the event the consulting agreement is terminated by Mr. Farrell prior to the expiration of the term, we will pay Mr. Farrell a prorated portion of the flat fee.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Alvin R. (Pete) Carpenter	194,750	130,456	63,180	867	389,253
John F. Farrell, Jr.*	127,750	99,260	47,790	867	275,667
Philip G. Heasley	146,750	99,260	47,790	867	294,667
David K. Hunt	213,250	99,260	47,790	513	360,813
James K. Hunt	185,750	99,260	47,790	943	333,743
Susan E. Lester	152,250	174,023	121,500	—	447,773

*	Mr. Farrell retired from our board of directors on December 31, 2011.
(1)	Represents board and committee retainers and meeting fees.
(2)

Represents the aggregate grant date fair value per share of restricted stock awards granted in 2011, computed in accordance with FASB ASC Topic 718. Grant date fair value is equal to the market value of our common stock on the date of grant. As of December 31, 2011, our directors held shares of restricted stock in the following amounts: Alvin R. (Pete) Carpenter 8,133 shares; John F. Farrell, Jr. 6,566 shares; Philip G. Heasley 6,566 shares; David K. Hunt 6,116 shares; James K. Hunt 5,699 shares; and Susan E. Lester 5,840 shares.

(3)

Represents the aggregate grant date fair value of stock option awards granted in and prior to 2011. Assumptions used in the calculation of these amounts are included in note 15 to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2012. As of December 31, 2011, our directors held unvested options to purchase shares of our common stock in the following amounts: Alvin R. (Pete) Carpenter 20,066 options; John F. Farrell, Jr. 16,633 options; Philip G. Heasley 16,633 options; David K. Hunt 15,033 options; James K. Hunt 13,533 options; and Susan E. Lester 13,700 options.

(4)	Represents dividends paid with respect to restricted shares.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our board, a framework for the functioning of our board and its committees and to establish a common set of expectations as to how our board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our board, the selection of directors, the functioning of our board, the committees of our board, the evaluation and compensation of directors and the expectations for directors, including with respect to ethics and conflicts of interest. The Corporate Governance Guidelines specifically provide that a majority of the members of our board must be independent directors who our board has determined have no material relationship with us and who otherwise meet the independence criteria established by the NYSE and any other applicable independence standards. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.lpsvcs.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 64.

Code of Business Conduct and Ethics

In June 2008, our board adopted a Code of Business Conduct and Ethics, or Code of Conduct, which is applicable to all our directors, officers and employees. The board reviews and makes such changes to the Code of Conduct as it deems appropriate from time to time. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver of or amendments to the Code of Conduct with respect to the chief executive officer or any senior financial officer must be approved by the audit committee of our board of directors, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.lpsvcs.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 64.

The Board

In January 2011, our board of directors was composed of Lee A. Kennedy (Chairman), Jeffrey S. Carbiener, Alvin R. (Pete) Carpenter, John F. Farrell, Jr., Philip G. Heasley, David K. Hunt, James K. Hunt and Susan E. Lester. Jeffrey S. Carbiener resigned from the board in July 2011 concurrently with his resignation as our President and Chief Executive Officer, although he continues to serve as a senior advisor to our board of directors. Subsequently, Hugh R. Harris was elected to serve on our board at the time of his hire in October 2011.

Our board met 20 times in 2011, of which four were regularly scheduled meetings and sixteen were special meetings. All directors attended at least 75% of the meetings of our board and of the committees on which they served during 2011. Our independent directors also met periodically in executive sessions without management. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is encouraged to attend our 2012 annual meeting. One director attended our annual meeting of shareholders in 2011.

In February 2011, as part of its annual review of our Corporate Governance Guidelines, the board approved changes to the Guidelines that, among other things, implemented a mandatory retirement age policy for our directors. Under the policy, directors are required to retire from the board at the annual shareholders meeting following their 72nd birthday. The board may waive this requirement as to any director if it deems the waiver to be in the Company’s best interests, provided that any waiver must be reconsidered and affirmed on an annual basis. In February 2011, the board determined that it was in the Company’s best interests to waive the mandatory retirement policy until the end of the year with respect to John F. Farrell, Jr., who was 73, after considering the insight and guidance Mr. Farrell could provide as a result of his extensive knowledge of our industry and customers and his historical understanding of certain of our businesses which he acquired as a director of old FNF. However, Mr. Farrell resigned from our audit committee in May 2011, and resigned from the corporate governance and nominating committee and retired from our board of directors on December 31, 2011.

Board Leadership Structure

Generally, we separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Separating these positions allows our Chief Executive Officer to focus more directly upon setting the strategic direction for the Company, executing our business plan, providing day-to-day leadership and guiding the senior management team through the implementation of our strategic initiatives. It also allows our Executive Chairman to use his unique insight to provide guidance to our Chief Executive Officer on long-term strategy, and to set the agenda for board meetings and preside over meetings of the full board. Because Mr. Kennedy is an employee of the Company and is therefore not independent, our board has appointed Alvin R. (Pete) Carpenter to serve as lead director of our board. As lead director, Mr. Carpenter serves as chairman during executive sessions of the independent directors, and reviews our board meeting agendas with our Executive Chairman prior to meetings. The separation of the lead director position allows Mr. Carpenter to facilitate the functioning of the board independently of our management and to focus on our commitment to corporate governance. Because of the many responsibilities of our board and the significant time and effort required by our Executive Chairman, our Chief Executive Officer and our lead director to perform their respective duties, we believe that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a result, enhances our prospects for success. Our board also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management.

For the foregoing reasons, our board has determined that its current leadership structure is appropriate given our specific characteristics and current circumstances and is in the best interests of the Company and its shareholders.

The Board’s Role in Risk Oversight

We face a number of risks, including economic risks such as changes in the levels of lending and real estate activity, legal and regulatory risks, and technology and information security risks. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board believes that establishing the right “tone at the top” and promoting full and open communication between management and the board of directors are essential for effective risk management and oversight. Senior management attends the quarterly board meetings and is available to address any questions or concerns raised by the board on risk management-related and other matters. Each quarter, the board of directors receives presentations from senior management on strategic matters involving our operations, including key challenges and risks and opportunities for the Company.

While the board is ultimately responsible for risk oversight at our Company, our board has delegated oversight of the Company’s risk management process to the audit committee. The audit committee receives quarterly presentations from senior management on enterprise-wide risk management, and reports to the board of directors on its fulfillment of its risk oversight function on a regular basis. In 2011, we also established a compliance subcommittee of the audit committee, which is responsible for overseeing our compliance with the Consent Order we entered into with various federal banking agencies pursuant to which we have agreed to enhance our compliance, internal audit, risk management and board oversight plans with respect to our default management businesses, to have an independent third party conduct a risk assessment and review of our default management businesses and the document execution services we provided to servicers from January 1, 2008 through December 31, 2010 and to implement an appropriate plan to remediate issues identified with respect to our document execution practices. However, as part of our enhanced board oversight plan, we plan to establish a risk and compliance committee of our board of directors that will be responsible for providing oversight of our risk management and compliance efforts, including a comprehensive compliance program, as well as to provide oversight of our management of material risks. Once the risk and compliance committee is established, it will assume the purposes and responsibilities currently delegated to the compliance subcommittee. In addition, the compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning, and the corporate governance and nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and corporate governance.

Director Independence

Our board has determined that Alvin R. (Pete) Carpenter, Philip G. Heasley, David K. Hunt, James K. Hunt and Susan E. Lester are independent under the criteria established by the NYSE and our corporate governance guidelines. Additionally, under these standards, our board determined that Lee A. Kennedy and Hugh R. Harris are not independent because they are employees of the Company.

Committees of the Board

Our board currently has three standing committees, namely an audit committee, a compensation committee and a corporate governance and nominating committee. The charter of each of the standing committees is available on the Investor Relations page of our website at www.lpsvcs.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 64.

As part of the enhanced board oversight plan required under the Consent Order, we plan to establish a risk and compliance committee of our board of directors that will be responsible for providing oversight of our risk management and compliance efforts, including a comprehensive compliance program, as well as to provide oversight of our management of material risks. Once approved, the charter of our risk and compliance committee will also be available on the Investor Relations page of our website.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Alvin R. (Pete) Carpenter (Chair), Philip G. Heasley and Susan E. Lester. Mr. Carpenter, Mr. Heasley and Ms. Lester were each deemed independent by our board, as required by the NYSE. The corporate governance and nominating committee met three times in 2011.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the board qualified individuals to be nominated for election as directors, to advise and assist the board with respect to corporate governance matters and to oversee the evaluation of the board and management.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our board and makes recommendations to our board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the board.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our board based on its review, the results of interviews with the candidate and all other available information. The board makes the final decision on whether to invite the candidate to join our board, which is extended through the chair of the corporate governance and nominating committee and the chairman of our board.

The corporate governance and nominating committee has developed guidelines for the selection of qualified directors. At a minimum, a director should have high moral character, personal integrity and the ability to devote sufficient time to carry out the duties of a director, and should have demonstrated accomplishment in his or her field. In addition to these minimum qualifications, in evaluating candidates, the corporate governance and nominating committee considers the following criteria: whether the candidate is independent and able to represent the interests of the Company and its shareholders as a whole; a candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; a candidate’s professional and educational background, experience and skills, including level of accomplishment in his or her field and experience overseeing complex business organizations; the candidate’s knowledge of the financial services, mortgage or other industry that would provide valuable insight to the issues the Company faces; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of our standing board committees; and the candidate’s ability to understand the Company’s financial statements. Candidates are also considered in the context of the current composition of the board of directors, including the mix of talents, skills and other characteristics needed to maintain our board’s effectiveness, as well as the diversity of viewpoints, background, experience and other demographics of our board, with the goal of creating a balance of knowledge, experience and diversity on our board. The committee members consider all of these criteria, together with any other information they deem relevant in their business judgment to the decision of whether to nominate a particular candidate. The committee reviews these director selection guidelines annually to ensure that the needs of the board of directors are being met.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our shareholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from shareholders. Nominations of individuals for election to our board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 2.3(a) of our Bylaws. Section 2.3(a) generally requires that shareholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating shareholder. Section 2.3(a) also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals” elsewhere in this proxy statement.

Audit Committee

The members of our audit committee are James K. Hunt (Chair), David K. Hunt and Susan E. Lester. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of the members is an audit committee financial expert, as defined by the rules of the SEC. Our audit committee met nine times in 2011.

As set forth in its charter, our audit committee is responsible for, among other things:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements, including but not limited to compliance with Section 404 of the Sarbanes-Oxley Act and Section 510(b) of the Gramm-Leach-Bliley Act;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving any significant non-audit relationship with, and any audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	overseeing the Company’s policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors;

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations; and

•	annually reviewing our Information Security Policy.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Report of the Audit Committee

The audit committee of our board submits the following report on the performance of certain of its responsibilities for the year 2011:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by our board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of the members of our audit committee is an audit committee financial expert as defined by SEC rules.

In performing our oversight function, the audit committee reviewed and discussed with management and KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements of LPS as of and for the year ended December 31, 2011. Management and KPMG LLP reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of LPS and its subsidiaries in conformity with U.S. generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the committee regarding KPMG LLP’s independence, and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with LPS’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP during each regularly scheduled audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of LPS’s internal controls and the overall quality of LPS’s financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our board that the audited financial statements referred to above be included in LPS’s Annual Report on Form 10-K for the year ended December 31, 2011 and that KPMG LLP be appointed independent registered public accounting firm for LPS for 2012.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of LPS’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing LPS’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors:

AUDIT COMMITTEE

James K. Hunt (Chair)

David K. Hunt

Susan E. Lester

Compensation Committee

The members of our compensation committee are David K. Hunt (Chair), Alvin R. (Pete) Carpenter, Philip G. Heasley and James K. Hunt. Each of Messrs. David Hunt, Carpenter, Heasley and James Hunt was deemed to be independent by our board, as required by the NYSE. The compensation committee met fourteen times in 2011.

The primary functions of the compensation committee, as described in its charter, include overseeing the development and implementation of our compensation and benefit plans and programs, including those relating to compensation for our executive officers; overseeing compliance with regulatory requirements with respect to compensation matters; and evaluating the performance of our chief executive officer. Our compensation committee also advises management on succession planning and other significant human resources matters.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 64.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

Our Executive Chairman, Lee A. Kennedy, served as Chairman of Ceridian Corporation (“Ceridian”) from January 25, 2010 until July 28, 2011, and also served as Chief Executive Officer of Ceridian from January 25, 2010 to August 19, 2010. Therefore Ceridian is a related party for periods from January 25, 2010 until July 28, 2011. We are a party to certain agreements with Ceridian from which we incur expenses, including agreements related to:

•

Administrative Services. Ceridian provides certain administrative services to our human resources group, including Family and Medical Leave Act (“FMLA”) administrative services, military leave administrative services, flexible spending account services and tax processing services. Each of these administrative services agreements has an initial term of one year beginning in January 2010 and is automatically renewable for successive one year terms unless either party gives 90 days prior written notice. Each agreement may be terminated upon 30 days written notice in the event of a breach. We paid an aggregate of $218,000 to Ceridian in 2011 under the administrative services agreements.

•

COBRA Health Benefit Services. Ceridian also provides us with Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health benefit services. The COBRA agreement had an initial term of one year beginning in January 2009 and is automatically renewable for successive one year terms unless either party gives 90 days prior written notice. This agreement may be terminated upon 30 days written notice in the event of a breach. We paid an aggregate of $59,000 to Ceridian in 2011 under the health benefit services agreement.

For information regarding Mr. Kennedy’s compensation as Executive Chairman of the Board and his holdings in LPS stock and options, please refer to the sections entitled “Compensation Discussion and Analysis and Executive and Director Compensation” and “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers.”

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter requires our audit committee to review and approve or ratify all transactions involving an amount in excess of $120,000 in which we are a participant and in which any related person of ours has a direct or indirect material interest (“related party transactions”). For this purpose, related person includes any director, director nominee, executive officer, beneficial owner of 5% or more of a class of our voting securities, or certain family members of the foregoing. This policy covers all transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933. Under the charter, prior to entering into any related party transaction, the relevant related person (or the relevant director, nominee, officer or beneficial owner, in the case of a covered family member), or the general counsel or his designee, is expected to submit the related party transaction to the audit committee for approval (unless such transaction has been approved by the full board or another duly authorized committee thereof with respect to a particular transaction or transactions). The charter calls for the committee to make these decisions based on its consideration of all relevant factors, including but not limited to the related person’s relationship to the Company and interest in the transaction, (ii) the material facts relating to the transaction, including the amount and terms thereof, (iii) the benefits to the Company of the transaction, (iv) if applicable, the availability of other sources of comparable products or services, the costs payable or revenues available from using alternative sources and the speed and certainty of performance of such third parties, and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. If the general counsel becomes aware of any related party transaction that is currently ongoing that has not previously been submitted for such review, he or his designee shall submit or cause to be submitted such transaction to the audit committee for consideration. In such event, the transaction shall be considered as described above. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken, which may include termination of the transaction. The provisions of our audit committee charter described above are in addition to and do not supersede any other applicable company policies or procedures, including our Code of Conduct.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this proxy statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2011. Based solely upon a review of these reports, we believe that during 2011, all of our directors and officers complied with the requirements of Section 16(a), except that Christopher P. Breakiron, Todd C. Johnson, Joseph M. Nackashi and Daniel T. Scheuble each filed one late report due to an administrative error.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2013 must be received by the Company no later than December 10, 2012. Any other proposal that a shareholder wishes to bring before the 2013 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must be received by the Company no earlier than January 24, 2013, and no later than February 23, 2013. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2013 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

By Order of the Board of Directors

Hugh R. Harris

President and Chief Executive Officer

Dated: April 9, 2012

LENDER PROCESSING SERVICES, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FL 32204	VOTE BY INTERNET - www.proxyvote.com
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M45852-P20774	KEEP THIS PORTION FOR YOUR RECORDS

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LENDER PROCESSING SERVICES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01) David K. Hunt
02) James K. Hunt

The Board of Directors recommends you vote FOR proposals 2 and 3.
							For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.						☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Vote by Internet at our Internet Address: www.proxyvote.com

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M45853-P20774

LENDER PROCESSING SERVICES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 24, 2012

The undersigned hereby appoints the Executive Chairman and the President and Chief Executive Officer of Lender Processing Services, Inc. (the “Company”), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of the Company held of record by the undersigned as of March 26, 2012, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 24, 2012, or any adjournment thereof.

This instruction and proxy card is also solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on May 24, 2012 at 10:00 a.m., Eastern time, from persons who participate in either (1) the Lender Processing Services, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), or (2) the Lender Processing Services, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401(k) Plan and the ESPP.

By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan and Plan Agent for the ESPP, to exercise the voting rights relating to any shares of common stock of Lender Processing Services, Inc. allocable to his or her account(s) as of March 26, 2012. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Lender Processing Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). All voting instructions for shares in the 401(k) Plan or the ESPP, whether voted by mail, telephone or Internet, must be received by 11:59 PM on May 21, 2012. For the 401(k) Plan, the Trustee will tabulate the votes from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. For the ESPP, the Plan Agent will vote only those shares that are properly voted by ESPP participants.

Continued and to be signed on reverse side